UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Whiting Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

WHITING PETROLEUM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 2, 2015

Dear Stockholder:

The annual meeting of stockholders of Whiting Petroleum Corporation will be held on Tuesday, June 2, 2015, at 10:00 a.m., Mountain Time, in the Grand Hyatt Denver Capitol Peak Ballroom, located on the 38th floor at 555 17th Street, Denver, Colorado 80202, for the following purposes:

•	to elect two directors to hold office until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified;

•	to approve, by advisory vote, the compensation of our named executive officers as disclosed in the accompanying proxy statement;

•	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2015; and

•	to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on April 8, 2015 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

Your vote is important no matter how large or small your holdings may be. To assure your representation at the annual meeting, please vote your shares over the Internet or via the toll-free telephone number as instructed in the Notice of Internet Availability of Proxy Materials. You also may request a printed proxy card to submit your vote by mail. For more details, see “How do I vote?” under “Questions and Answers About the Annual Meeting and Voting” in the accompanying proxy statement.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer
Corporate Secretary

Denver, Colorado

April 20, 2015

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Whiting Petroleum Corporation of proxies to be voted at our annual meeting of stockholders to be held on Tuesday, June 2, 2015, at 10:00 a.m., Mountain Time, in the Grand Hyatt Denver Capitol Peak Ballroom, located on the 38th floor at 555 17th Street, Denver, Colorado 80202, and any adjournment or postponement thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. The Notice of Annual Meeting of Stockholders and this proxy statement and a proxy or voting instruction card are being mailed or made available to stockholders starting on or before April 20, 2015.

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

We distribute our proxy materials to certain stockholders via the Internet under the “Notice and Access” approach permitted by rules of the Securities and Exchange Commission (“SEC”). This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On or before April 20, 2015, we mailed a Notice of Internet Availability of Proxy Materials to participating stockholders, containing instructions on how to access the proxy materials on the Internet to vote your shares over the Internet or by telephone. You will not receive a printed copy of the proxy materials unless you request them. If you would like to receive a printed copy of our proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining a printed copy of our proxy materials contained in the Notice of Internet Availability of Proxy Materials.

What do I need to do to attend the Annual Meeting?

Admission to the Annual Meeting is limited to stockholders as of the close of business on April 8, 2015 and their authorized proxy holders. If you hold your shares in your name as a stockholder of record and you plan to attend the Annual Meeting, you will need proof of ownership of our stock. If your shares are held in the name of a broker, bank or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of our stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. In each case, the individual must have a valid government-issued photo identification to be admitted to the Annual Meeting.

For directions to the annual meeting, please write to Corporate Secretary, Whiting Petroleum Corporation, 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300 or call (303) 837-1661.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 8, 2015 are entitled to receive the Notice of Annual Meeting of Stockholders and to vote their shares at the Annual Meeting. As of that date, there were 206,488,370 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name with our transfer agent, Computershare, you are the “stockholder of record” of those shares. The Notice of Annual Meeting of Stockholders and this proxy statement and any accompanying materials have been provided directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Notice of Annual Meeting of Stockholders and this

Proxy Statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

•	By Internet: You can vote over the Internet at www.envisionreports.com/WLL by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.

•	By Telephone: You can vote over the telephone by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.

•

By Mail: If you have requested or received a proxy or voting instruction card by mail, you can vote by completing, signing and dating the accompanying proxy or voting instruction card and returning it in the prepaid envelope. If you are a stockholder of record and return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors.

•

At the Annual Meeting: Stockholders who attend the Annual Meeting may vote in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day until 1:00 a.m., Eastern Time, on June 2, 2015. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials you receive. If you vote by Internet or telephone, you do not have to return your proxy or voting instruction card.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote?

Submitting your proxy over the Internet, by telephone or by executing and returning a printed proxy card will not affect your right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a stockholder who has submitted a proxy does not in itself revoke a proxy. If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Corporate Secretary of the Company;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet, in a timely manner; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and receive paper copies of the proxy materials will receive only one copy of our proxy statement and annual report to stockholders, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. Householding conserves natural resources and reduces our distribution costs. Stockholders who participate in householding will continue to receive separate proxy cards.

Upon request, we will promptly deliver a separate copy of the proxy statement and annual report to stockholders to any stockholder at a shared address to which a single copy of each document was delivered. For future deliveries of proxy statements and annual reports to stockholders, stockholders may also request us to deliver multiple copies at a shared address to which a single copy of each document was delivered. Stockholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to stockholders may also request delivery of a single copy upon request. Stockholders may notify us of their requests orally or in writing by contacting Corporate Secretary, Whiting Petroleum Corporation, at 303-837-1661 or 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

Can I access the proxy materials and the 2014 annual report on the Internet?

The Notice of Annual Meeting of Stockholders and this proxy statement and our 2014 annual report to stockholders are available on our website at www.whiting.com.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of the appointment of Deloitte & Touche LLP, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors or the approval of the advisory vote on the compensation of our named executive officers, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

Proposal	Vote Required
1. Election of directors	Plurality subject to resignation under Majority Voting Policy if votes “withheld” greater than votes “for”

2. Approval of the advisory vote on the compensation of our named executive officers	Majority of votes present and entitled to vote

3. Ratification of the appointment of Deloitte & Touche LLP	Majority of votes present and entitled to vote

Election of Directors; Majority Vote Policy

Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present), subject to our Majority Voting Policy. Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.

Pursuant to our Majority Voting Policy, in the absence of a contested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation to the Chairman of the Board. The Nominating and Governance Committee of our Board (or, under certain circumstances, another committee appointed by the Board) will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it based on all relevant factors. The Board must then act on that recommendation no later than 90 days following the date of an Annual Meeting of Stockholders. Within four days of the Board’s decision, we must disclose the decision in a Current Report on Form 8-K filed with the SEC that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. The Majority Voting Policy is available in Appendix C to our Corporate Governance Guidelines on our website at www.whiting.com.

Approval of the Advisory Vote on the Compensation of Our Named Executive Officers

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting (assuming a quorum is present) is required for the approval of the advisory vote on the compensation of our named executive officers as disclosed in this proxy statement. Consequently, broker non-votes will have no effect on approval of the resolution, but abstentions will act as a vote against approval of the resolution.

Ratification of the Appointment of Deloitte & Touche LLP

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting (assuming a quorum is present) is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015. Consequently, broker non-votes will have no effect on the ratification of the resolution, but abstentions will act as a vote against ratification of the resolution.

How will my shares be voted at the Annual Meeting?

If you submit your proxy over the Internet or by telephone, or you request a printed proxy card and properly execute and return the proxy card by mail, then the persons named as proxies will vote the shares represented by your proxy according to your instructions. If you request a printed proxy card, and properly execute and return the proxy card by mail, but do not mark voting instructions on the proxy card, then the persons named as proxies will vote:

•	FOR the election of each of the director nominees named in this proxy statement;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

Could other matters be decided at the Annual Meeting?

Other than the election of two directors, the advisory vote on the compensation of our named executive officers and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015, the Board has no knowledge of any other matters to be presented for action by the stockholders at the Annual Meeting. However, if you return your signed and completed proxy card or vote by telephone or on the Internet and any other business or matters properly shall come before the Annual Meeting, then the persons named as proxies in the form of proxy will vote the shares represented by each proxy in accordance with their judgment on such matters.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. We have engaged Innisfree M&A Incorporated to assist us in the distribution and solicitation of proxies for a fee of $20,000, plus certain disbursements and expenses. We will also reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold our common stock.

Who will count the votes?

Representatives of our transfer agent, Computershare, will tabulate the votes and act as inspectors of election.

CORPORATE GOVERNANCE

Our Commitment to Enhanced Corporate Governance Practices

We seek to maintain and enhance our corporate governance practices by refining such practices to align with evolving practices, issues raised by our stockholders and otherwise as circumstances warrant. We have committed to submit to a vote of our stockholders at our 2016 annual meeting the following items that represent corporate governance best practices:

•

Proxy Access: We have committed to submit to a vote of stockholders at our 2016 annual meeting a by-law amendment to implement proxy access. The amendment to our by-laws will become effective if approved by stockholders. Proxy access allows eligible stockholders to place their own director nominees on our proxy card, along with candidates nominated by the Board. The anticipated amendment would specify an eligibility threshold of holding 3% or more of our outstanding common stock for at least 3 years. The amendment would also provide that an individual stockholder or group of up to 25 stockholders who meets the eligibility threshold, and who complies with specified procedural and disclosure requirements, could include in our proxy materials stockholder-nominated director candidates. The number of stockholder-nominated director candidates may not exceed 25% percent of the directors then serving.

•

Declassification of Board: We have committed to submit to a vote of stockholders at our 2016 annual meeting an amendment to our certificate of incorporation to implement declassification of the Board. The amendment to our certificate of incorporation will become effective if approved by stockholders. The anticipated amendment would provide that directors would be elected to one-year terms as their existing three-year terms expire, beginning with the class of directors to be elected at our 2017 annual meeting.

We also place great value on stockholder outreach and engage regularly with our investors to gain insights into the corporate governance issues about which they care most. We aim to seek a collaborative and mutually beneficial approach to issues of importance to investors that affect our business and also to help ensure we maintain appropriate corporate governance practices. We demonstrated this approach in 2014 by making significant changes to our executive compensation program in response to engagement with our stockholders and our 2014 say on pay vote results as described in detail in “Executive Compensation — Compensation Discussion and Analysis.”

Proposal 1 — Election of Directors

Our certificate of incorporation and by-laws currently provide that our directors are divided into three classes, with staggered terms of three years each. At the Annual Meeting, the stockholders will elect two directors to hold office until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified.

Under our by-laws, no person who is 75 years or older may be eligible for re-election to the Board, subject to certain exceptions. Allan R. Larson, a current director, is over 75 years of age and has a term on the Board that expires as of the Annual Meeting. Consequently, the Board has not nominated Mr. Larson to stand for re-election at the Annual Meeting. The Board has adopted a resolution reducing the size of the Board from nine to eight directors effective as of the expiration of Mr. Larson’s term at the Annual Meeting.

The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

The following sets forth certain information, as of April 20, 2015, about the Board’s nominees for election at the Annual Meeting and each director whose term will continue after the Annual Meeting, including an account of their specific business experience; the names of publicly held and certain other corporations of which they also are, or have been within the past five years, directors; and a discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors.

Nominees for Election at the Annual Meeting

James J. Volker, 68, who serves as Chairman of the Board, President and Chief Executive Officer, has been a director of Whiting Petroleum Corporation since 2003 and a director of Whiting Oil and Gas Corporation since 2002. He joined Whiting Oil and Gas Corporation in 1983 as Vice President of Corporate Development and served in that position through 1993. In 1993, he became a contract consultant to Whiting Oil and Gas Corporation and served in that capacity until 2000, at which time he became Executive Vice President and Chief Operating Officer. Mr. Volker was appointed President and Chief Executive Officer of Whiting Oil and Gas Corporation in 2002. Mr. Volker was co-founder, Vice President and later President of Energy Management Corporation from 1971 through 1982. He has over 41 years of experience in the oil and natural gas industry. Mr. Volker has a degree in finance from the University of Denver, an MBA from the University of Colorado and has completed H. K. VanPoolen and Associates’ course of study in reservoir engineering. Mr. Volker’s status as our chief executive officer who applies his considerable industry experience and management qualifications and serves as a valuable resource for the other directors as to all operational and administrative aspects of our company led to the conclusion that he should serve as a director.

William N. Hahne, 63, has been a director since 2007. Mr. Hahne was Chief Operating Officer of Petrohawk Energy Corporation from 2006 until 2007. Mr. Hahne served at KCS Energy, Inc. as President, Chief Operating Officer and Director from 2003 to 2006, and as Executive Vice President and Chief Operating Officer from 1998 to 2003. He is a graduate of Oklahoma University with a BS in petroleum engineering and has 38 years of extensive technical and management experience with independent oil and gas companies including Unocal, Union Texas Petroleum Corporation, NERCO, The Louisiana Land and Exploration Company (LL&E) and Burlington Resources, Inc. He is an expert in oil and gas reserve estimating, having served as chairman for the Society of Petroleum Engineers Oil and Gas Reserve Committee. Mr. Hahne’s experience in budgeting, planning and implementing effective exploration, drilling, acquisition and development programs, expertise in horizontal drilling and shale development and knowledge of oil and gas regulation, litigation and government reporting led to the conclusion that he should serve as a director.

The Board recommends the foregoing nominees for election as directors for terms expiring at the 2018 Annual Meeting and urges each stockholder to vote FOR such nominees.

Directors Continuing in Office

Terms Expiring at the 2016 Annual Meeting

Thomas L. Aller, 66, has been a director of Whiting Petroleum Corporation since 2003. Mr. Aller retired as Senior Vice President of Operations Support for Alliant Energy Corporation in 2014. He served as Senior Vice President — Energy Resource Development of Alliant Energy Corporation from 2009 to 2013 and President of Interstate Power and Light Company since 2004. Prior to that, he served as President of Alliant Energy Investments, Inc. since 1998 and interim Executive Vice President — Energy Delivery of Alliant Energy Corporation since 2003 and Senior Vice President — Energy Delivery of Alliant Energy Corporation since 2004. From 1993 to 1998, he served as Vice President of IES Investments. He received his Bachelor’s Degree in political science from Creighton University and his Master’s Degree in municipal administration from the University of Iowa. Mr. Aller’s particular experience with our company, including from 1997 through 2003 when he served as a director of our company’s operating subsidiary prior to our initial public stock offering, and his business acumen and experience in the energy sector led to the conclusion that he should serve as a director.

James E. Catlin, 68, has been a director of Whiting Petroleum Corporation since December 8, 2014. Mr. Catlin was a co-founder of Kodiak Oil & Gas Corp. (“Kodiak”) and served at Kodiak as a director since 2001 and Executive Vice President of Business Development since 2011 until we acquired Kodiak on December 8, 2014. Mr. Catlin also previously served as Chairman of the Board from 2002 until 2011, Secretary from 2002 to 2008 and Chief Operating Officer from 2006 until 2011. Mr. Catlin has nearly 40 years of geologic experience primarily in the Rocky Mountain Region. Mr. Catlin was an owner of CP Resources LLC, an independent oil and natural gas company from 1986 to 2001. Mr. Catlin was a Founder, Vice President and Director of Deca Energy from 1980 to 1986 and worked as a district geologist for Petroleum Inc. and Fuelco prior to this time. He received a Bachelor of Arts and a Master’s of Science Degree in Geology from the University of Northern Illinois in 1973. Mr. Catlin’s extensive training and experience with respect to geology and executive level experience working with oil and natural gas companies led to the conclusion he should serve as a director. The terms of the merger agreement pursuant to which we acquired Kodiak also required that Mr. Catlin be appointed as a director.

Michael B. Walen, 66, has been a director of Whiting Petroleum Corporation since 2013. Mr. Walen was the Senior Vice President — Chief Operating Officer of Cabot Oil and Gas Corporation from 2001 until 2010 and served in other management and exploration positions prior to that time. He has 40 years of exploration and management experience with independent oil and gas companies including PetroCorp Inc., Patrick Petroleum Co., TXO Production Co. and Tenneco Oil Company. Mr. Walen has also been a director of Vitruvian Exploration since 2010. Mr. Walen holds a Bachelor’s Degree in Geology from Central Washington University and a Master’s Degree in Geology from Western Washington University. Mr. Walen’s geological training, technical expertise and industry experience (particularly in shale plays), including managing operations, engineering, reserves, land and geology, led to the conclusion that he should serve as a director.

Terms Expiring at the 2017 Annual Meeting

D. Sherwin Artus, 78, has been a director of Whiting Petroleum Corporation since 2006. Mr. Artus joined Whiting Oil and Gas Corporation in 1989 as Vice President of Operations and became Executive Vice President and Chief Operating Officer in 1999. In 2000, he was appointed President and Chief Executive Officer. Mr. Artus became Senior Vice President in 2002 and retired from the Company in 2006. Prior to joining Whiting, he was employed by Shell Oil Company in various engineering research and management positions. From 1974-1977, he was employed by Wainoco Oil and Gas Company as Production Manager. He was a co-founder and later became President of Solar Petroleum Corporation, an independent oil and gas producing company. He has over 52 years of experience in the oil and natural gas business. Mr. Artus holds a Bachelor’s Degree in Geological Engineering and a Master’s Degree in Mining Engineering from the South Dakota School of Mines and Technology. He is a registered Professional Engineer in Colorado, Wyoming, Montana and North Dakota. Mr. Artus is a member, and a past officer, of the Society of Professional Well Log Analysts and is a member of the Society of Petroleum Engineers. Mr. Artus’ technical expertise and vast industry experience coupled with his management experience with our company and intimate knowledge of our company culture led to the conclusion that he should serve as a director.

Philip E. Doty, 71, has been a director of Whiting Petroleum Corporation since 2010. Mr. Doty is a certified public accountant. Since 2007, Mr. Doty has been counsel to EKS&H LLLP, the largest Colorado-based accounting and consulting firm, where he previously was a partner from 2002 to 2007. From 1967 to 2000 he worked at Arthur Andersen & Co., where he was a partner since 1978 and served as an audit partner and head of the Denver office oil and gas practice until his retirement in 2000. He is a graduate of Drake University with a Bachelor’s degree in accounting. Mr. Doty’s 46 years of experience as a certified public accountant and his expertise in oil and gas financial reporting and accounting led to the conclusion he should serve as a director.

Lynn A. Peterson, 62, has been a director of Whiting Petroleum Corporation since December 8, 2014. Mr. Peterson was a co-founder of Kodiak and served at Kodiak as a director since 2001, President and Chief Executive Officer since 2002 and Chairman of the Board since 2011 until we acquired Kodiak on December 8, 2014. Mr. Peterson has over 30 years of industry experience. Mr. Peterson was an independent oilman from 1986 to 2001 and served as Treasurer of Deca Energy from 1981 to 1986. He received a Bachelor of Science in Accounting from the University of Northern Colorado in 1975. Mr. Peterson’s extensive executive level experience working with oil and natural gas companies led to the conclusion he should serve as a director. The terms of the merger agreement pursuant to which we acquired Kodiak also required that Mr. Peterson be appointed as a director.

Governance Information

Corporate Governance Documents

The Board has adopted and regularly reviews and, if appropriate, revises our Corporate Governance Guidelines and written charters for our Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board has also adopted the Whiting Petroleum Corporation Code of Business Conduct and Ethics that applies to our directors and employees. Each of our directors and employees annually confirms in writing that he or she has reviewed and will fully comply with the Code of Business Conduct and Ethics.

Copies of each of these documents are available on our website at www.whiting.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this proxy statement.

Independence of Directors

Of the nine directors currently serving on the Board, the Board has determined that each of Messrs. Aller, Artus, Catlin, Doty, Hahne, Larson, Peterson and Walen has no material relationship with us and is independent under NYSE listing standards. The Board has established categorical standards within our Corporate Governance Guidelines to assist in making determinations of director independence. In making its determination of independence, the Board found that each of Messrs. Aller, Artus, Catlin, Doty, Hahne, Larson, Peterson and Walen met these standards. The Board also considered the fact that Mr. Peterson was the Chairman, President and Chief Executive Officer of Kodiak and Mr. Catlin was the Executive Vice President of Business Development of Kodiak until we acquired Kodiak on December 8, 2014. Due to Mr. Catlin and Mr. Peterson having no prior relationships with our company or our senior management other than in connection with us acquiring Kodiak and Mr. Catlin and Mr. Peterson joining the Board as a result of the Kodiak merger agreement negotiations at a time when we and Kodiak were independent entities, the Board determined that Mr. Peterson’s and Mr. Catlin’s former officer positions with Kodiak did not impede their exercise of independent judgment.

Transactions with Related Persons

We had no transactions during 2014, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or nominees for director or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Nominating and Governance Committee certain information relating to related person transactions for review, approval or ratification by the Nominating and Governance Committee. Disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Nominating and Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Nominating and Governance Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board.

Meetings and Attendance

The Board held 11 meetings in 2014. No director attended less than 92% of the total number of Board and committee meetings during the period on which they served on the Board or such committees. Directors are expected to attend our annual meeting of stockholders each year and all of our directors serving at the time attended our 2014 annual meeting of stockholders.

Selection of Director Candidates

In identifying and evaluating nominees for director, the Nominating and Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to us. The Nominating and Governance Committee is guided by the Criteria for Director Nominees in our Corporate Governance Guidelines, which provide:

•

The Nominating and Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee. The Nominating and Governance Committee will take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity and industry knowledge.

•	The Nominating and Governance Committee believes that the following minimum qualifications are necessary for a director nominee to possess to be recommended by the Committee to the Board:

•	Each director must display the highest personal and professional ethics, integrity and values.

•	Each director must have the ability to exercise sound business judgment.

•

Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all of our stockholders and be committed to enhancing long-term stockholder value.

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.

•	The Nominating and Governance Committee also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director must have the requisite experience and expertise to be designated as an “audit committee financial expert.”

•

Directors should be selected so that the Board is a diverse body, with diversity reflecting age, gender, race and professional experience. In this regard, the Nominating and Governance Committee has commenced a process specifically to identify future female candidates for the Board.

The Nominating and Governance Committee will consider persons recommended by stockholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our Corporate Governance Guidelines and Nominating and Governance Committee Charter. Recommendations for consideration by the Nominating and Governance Committee should be sent to our Corporate Secretary in writing together with appropriate biographical information concerning each proposed nominee. Our by-laws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of an intent to make such a nomination to our Corporate Secretary in advance of the meeting in compliance with the terms and within the time period specified in the by-laws. Pursuant to these requirements, a stockholder must give a written notice of intent to our Corporate Secretary no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders.

Board Leadership Structure

The position of board chairman is filled by our chief executive officer. We believe this combined leadership structure is appropriate for our company because our chairman and chief executive officer (i) conveys a singular, cohesive message to our stockholders, employees, industry partners and the investment community, (ii) eliminates any ambiguity as to who is accountable for company performance and (iii) exhibits strong experience in successfully leading our company. Our directors and management team engage frequently and directly in the flow of information and ideas and we believe our combined leadership structure facilitates the quality, quantity and timeliness of the information flow and communication.

A presiding director is designated to preside over each executive session of the non-management directors at Board meetings and to serve as a coordinator for certain director matters. The presiding director is the chair of the Nominating and Governance Committee.

Role of the Board in Risk Oversight

One of the responsibilities of our Board is to review and evaluate the process in place to assess the major risks facing our company and periodically review management’s assessment of the major risks as well as options for their mitigation. Our Board leadership structure and our practice of a high degree of interaction between our directors and members of senior management facilitates this oversight function. The information flow and communication between our Board and senior management regarding long-term strategic planning and short term operational reporting includes matters of material risk inherent in our business of exploration for and production of oil and gas. Our Audit Committee, among other duties, is charged with overseeing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures and has compliance oversight responsibilities. Our Compensation Committee reviews risks related to our compensation programs and works to structure such programs in a manner to deter excessive risk taking.

Communication with Directors

Stockholders and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the presiding director, by submitting such communications in writing to our Corporate Secretary at Whiting Petroleum Corporation, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 1700 Broadway, Suite 2300, Denver, Colorado 80290. Such communications will be delivered directly to the Board.

Board Committee Information

The Board has standing Audit, Compensation and Nominating and Governance Committees. The Board has adopted a formal written charter for each of these committees that is available on our website at www.whiting.com.

The table below provides the current composition of each standing committee of our Board:

Name	Audit	Compensation	Nominating/ Governance
Thomas L. Aller	X	X
D. Sherwin Artus			X
Philip E. Doty	X		X
William N. Hahne		X	X
Allan R. Larson			X
Michael B. Walen	X	X

Audit Committee

The Audit Committee’s primary duties and responsibilities are to assist the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and termination of our independent registered public accounting firm and has the sole authority to approve all audit and permitted non-audit engagement fees and terms. The Audit Committee is presently comprised of Messrs. Doty (Chairperson), Aller and Walen, each of whom is an independent director under NYSE listing standards and SEC rules applicable to audit committee members. The Board has determined that Mr. Doty qualifies as an “audit committee financial expert” as defined by SEC rules. The Audit Committee held 4 meetings in 2014.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board with respect to our compensation programs and compensation of our executives and directors. The Compensation Committee has overall responsibility for determining the compensation of our chief executive officer, approving the compensation of our executive officers and reviewing director compensation. The Compensation Committee is also charged with administration of our Equity Incentive Plan. The Compensation Committee is presently comprised of Messrs. Aller (Chairperson), Hahne and Walen, and each of whom is an independent director under NYSE listing standards, an outside director for purposes of Section 162(m) of the Internal Revenue Code and a non-employee director for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee held 7 meetings in 2014. Additional information regarding the Compensation Committee and our processes and procedures for executive compensation, including, among other matters, our use of compensation consultants and the role of our executive officers in determining compensation, is provided below under “Executive Compensation — Compensation Discussion and Analysis”.

Nominating and Governance Committee

The principal functions of the Nominating and Governance Committee are to identify individuals qualified to become directors and recommend to the Board nominees for all directorships, identify directors qualified to serve on Board committees and recommend to the Board members for each committee, develop and recommend to the Board a set of corporate governance guidelines and otherwise take a leadership role in shaping our corporate governance. The Nominating and Governance Committee is also charged with administering our policies and procedures regarding any transactions with related persons. The Nominating and Governance Committee is presently comprised of Messrs. Hahne (Chairperson), Artus, Doty and Larson, each of whom is an independent director under NYSE listing standards. The Nominating and Governance Committee held 2 meetings in 2014.

Director Compensation

We use a combination of cash and equity incentive compensation to attract and retain qualified and experienced candidates to serve on the Board. In setting this compensation, our Compensation Committee considers the significant amount of time and energy expended and the skill-level required by our directors in fulfilling their duties. Our Compensation Committee grants restricted stock to our non-employee directors annually on the first of the month following the annual meeting of stockholders (June 1 in 2014) to align the grants with directors’ terms of office. The shares of restricted stock granted vest 100% on the first anniversary of the grant date. All grants of shares of restricted stock become fully vested upon a change in control of our company. We also reimburse expenses incurred by our non-employee directors to attend Board and Board committee meetings and to attend continuing education seminars, conferences and classes. Directors who are our employees receive no compensation for service as members of either the Board or Board committees. For 2014, non-employee directors were compensated pursuant to the schedule as follows:

		Committee Service
	Board Service	Audit	Compensation	Nominating and Governance
Annual Retainer	$58,000
Restricted Stock (value)	$157,500
Committee Chair Annual Retainer		$25,000	$15,000	$15,000
Committee Chair Restricted Stock (value)		$25,000	$15,000	$15,000
Committee Member Annual Retainer		$10,000	$5,000	$5,000
Meeting Fee	$1,500	$1,500	$1,500	$1,500

In addition, we make medical and dental coverage available to directors and their spouses, but directors who elect to receive such coverage are charged a premium that is equal to the COBRA rates associated with our insurance plan. As such, we consider the ability to participate in this coverage to be non-compensatory.

The following table reports compensation earned by or paid to our non-employee directors during 2014.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Thomas L. Aller	116,500	172,500	—	289,000
D. Sherwin Artus	83,000	157,500	—	240,500
James E. Catlin(4)	6,617	—	—	6,617
Philip E. Doty	114,000	182,500	—	296,500
William N. Hahne	108,500	172,500	—	281,000
Allan R. Larson	81,500	157,500	—	239,000
Lynn A. Peterson(4)	6,617	—	—	6,617
Michael B. Walen	106,500	157,500	—	264,000

(1)	Mr. Volker, our Chief Executive Officer, is not included in this table as he is an employee of ours and receives no separate compensation for his services as a director. The compensation received by Mr. Volker as an employee is shown below under “Executive Compensation — Executive Compensation Tables — Summary Compensation Table.”
(2)

Reflects the full grant date fair value of restricted stock awards granted in 2013 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in note 9 to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2015. In 2014, Messrs. Aller, Artus, Catlin, Doty, Hahne, Larson, Peterson and Walen were respectively awarded 2,401, 2,193, 0, 2,541, 2,401, 2,193, 0 and 2,193 restricted shares of our common stock, which in each case was the number of unvested restricted stock awards outstanding for such director at December 31, 2014.
(3)	Mr. Artus has historically received payments under our Production Participation Plan not for director services but with respect to his vested plan interests relating to his prior employment with us from 1989 to 2006. For 2014, Mr. Artus will be paid $397,781 in connection with the termination of the Production Participation Plan. See “Executive Compensation — Compensation Discussion and Analysis — Production Participation Plan Termination” for more information regarding termination of the Production Participation Plan and calculation of the amounts paid in connection therewith.
(4)	Mr. Catlin and Mr. Peterson became directors upon the completion of our acquisition of Kodiak on December 8, 2014.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to further align the interests of our directors with the interests of our stockholders and to promote our commitment to sound corporate governance. Non-employee directors are required to hold shares of our common stock with a value equal to a multiple of the amount of the annual cash retainer paid for service on the Board (excluding additional committee retainers, if any). At the recommendation of the Compensation Committee’s independent compensation consultant, Longnecker & Associates, the Compensation Committee recommended, and the Board approved, in 2014 an increase in the shares of our common stock our non-employee directors are required to hold from a value equal to two times the annual cash retainer to at least four times the annual cash retainer. Non-employee directors are required to achieve the applicable level of ownership within two years of the date the person first became a non-employee director. Shares that count towards satisfaction of the guidelines include: (i) shares owned outright by the director, and (ii) shares held in trust for the benefit of the director. Unexercised and/or unvested equity awards do not count towards satisfaction of the guidelines. The value of a share will be measured on January 1 of each year as the average month end closing price for the 12 months preceding the date of calculation. All of the non-employee directors currently own a sufficient number of shares of our common stock to satisfy the guidelines.

SHARE OWNERSHIP

Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of our common stock as of April 8, 2015 by: (i) each director and nominee; (ii) each of the named executive officers in the Summary Compensation Table set forth below; and (iii) all of the directors, nominees and executive officers (including the named executive officers in the Summary Compensation Table) as a group. Each of the holders listed below has sole voting and investment power over the shares beneficially owned. Except as noted below, none of the holders listed below have pledged as security any of the shares beneficially owned.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
James J. Volker	953,734	(1)	*
Thomas L. Aller	29,654		*
D. Sherwin Artus	42,616	(2)	*
James E. Catlin	272,779	(3)	*
Philip E. Doty	17,843	(4)	*
William N. Hahne	29,427		*
Allan R. Larson	11,047	(5)	*
Lynn A. Peterson	734,309	(6)(7)	*
Michael B. Walen	4,635		*
Michael J. Stevens	360,008	(1)	*
Mark R. Williams	266,347	(1)	*
Rick A. Ross	204,710	(1)	*
Peter W. Hagist	150,711	(1)(8)	*
James T. Brown(9)	109,903	(1)	*
All directors, nominees and executive officers as a group (19 persons)	3,587,369	(1)	1.7%

*	Denotes less than 1%.
(1)	Amounts include 450,004 shares for Mr. Volker, 172,214 shares for Mr. Stevens, 150,918 shares for Mr. Williams, 115,956 shares for Mr. Ross, 101,775 shares for Mr. Hagist and 1,208,199 shares for our executive officers as a group that have current voting rights and vest based on performance criteria, which makes vesting uncertain and does not require reporting of these shares to the SEC as being beneficially owned pursuant to Section 16(a) of the Securities Exchange Act of 1934 until such shares vest. Amounts also include options to acquire shares of our common stock that were exercisable within 60 days after April 8, 2015 as follows: 137,252 shares for Mr. Volker, 72,532 shares for Mr. Stevens, 14,448 shares for Mr. Williams, 16,721 shares for Mr. Ross, 6,086 shares for Mr. Hagist, 22,213 shares for Mr. Brown and 288,036 shares for our directors and executive offers as a group.
(2)	Includes 1,000 shares held by Mr. Artus’ spouse. Mr. Artus disclaims beneficial ownership of those 1,000 shares.
(3)	Includes 58,100 shares held by Mr. Catlin’s spouse. Mr. Catlin disclaims beneficial ownership of those 58,100 shares.
(4)	Includes 1,000 shares held by Mr. Doty’s spouse. Mr. Doty disclaims beneficial ownership of those 1,000 shares.
(5)	Includes 1,600 shares held by a Family Trust. Mr. Larson disclaims beneficial ownership of those 1,600 shares.
(6)

Prior to our acquisition of Kodiak on December 8, 2014, Mr. Peterson had pledged all of the shares of stock he owned in Kodiak, which were converted into shares of our common stock upon completion of such acquisition, as security for a loan. As of April 8, 2015, Mr. Peterson had 717,925 shares of our common stock pledged as security for this loan. Because Mr. Peterson had pledged his shares prior to our acquisition of Kodiak, our Board granted Mr. Peterson a limited waiver from its policy prohibiting our executive officers and directors from pledging shares of our common stock until Mr. Peterson has repaid this loan.
(7)	Includes 70,800 shares held by Mr. Peterson’s spouse. Mr. Peterson disclaims beneficial ownership of those 70,800 shares.
(8)	Includes 18,616 shares held by a Family Trust. Mr. Hagist disclaims beneficial ownership of those 18,616 shares.
(9)	Mr. Brown retired as our President and Chief Operating Officer on June 17, 2014.

Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership by persons known to us to own more than 5% of our outstanding common stock.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Voting Power		Investment Power			Percent of Class
	Sole	Shared	Sole	Shared	Aggregate
Paulson & Co. Inc.(1)	13,451,497	—	13,451,497	—	13,451,497	8.0%
1251 Avenue of the Americas
New York, NY 10020
Citadel Advisors LLC(2)	11,679,358	12,008,165	11,679,358	12,008,165	12,008,165	5.9%
131 S. Dearborn Street, 32nd Floor
Chicago, IL 60603
The Vanguard Group(3)	140,129	—	10,153,216	127,230	10,280,446	6.1%
100 Vanguard Boulevard
Malvern, PA 19355

(1)	The information is based on a Schedule 13G/A filed by Paulson & Co. Inc. with the SEC on February 17, 2015 reporting beneficial ownership as of December 31, 2014. The percent of class number is not adjusted for our March 2015 equity offering.
(2)	The information is based on a Schedule 13G filed by Citadel Advisors LLC with the SEC on March 26, 2015 reporting beneficial ownership as of March 17, 2015.
(3)	The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2015 reporting beneficial ownership as of December 31, 2014. The percent of class number is not adjusted for our March 2015 equity offering.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports concerning their ownership of our equity securities with the SEC and us. Based solely upon information provided to us by individual directors and executive officers, we believe that, during the fiscal year ended December 31, 2014, all of our directors and executive officers timely complied with the Section 16(a) filing requirements, except Mr. Aller and Mr. Larson each inadvertently filed late a Form 4 reporting one transaction relating to the withholding of shares upon the vesting of restricted stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our 2014 Say on Pay Vote and Engagement with Our Stockholders

The following timetable outlines key activities that took place with respect to our executive compensation program during 2014 and early 2015 in response to our 2014 say on pay vote and the stockholder engagement efforts we undertook after such vote.

Timing	Executive Compensation Activities
December 2013 – January 2014

•      We made our annual executive compensation decisions for 2014 consistent with our historical practice. At our May 2013 annual meeting, our stockholders had approved the compensation of our named executive officers for 2012 with approximately 92% of votes in favor.

•      This compensation included awards and payments under our Production Participation Plan, which was intended to provide short-term and long-term performance incentives to our employees by providing them with a direct participation in the result of our acquisition of, successful exploration for and development of proved reserves. See “Compensation Discussion and Analysis — Production Participation Plan — Historical Operation” for more information on the historical rationale for the Production Participation Plan.

April – May 2014

•      In advance of our 2014 annual meeting, we learned that the proxy advisory firms had recommended that their clients vote against our say on pay resolution in 2014 because, among other items, what they viewed as lack of transparent disclosure regarding the operation of the Production Participation Plan, accreting benefits under the Production Participation Plan leading to substantial payments and the discretionary nature of awards under the Production Participation Plan.

•      We also reached out prior to our 2014 annual meeting to our top 30 stockholders representing approximately 57% of our outstanding shares and had discussions with stockholders representing approximately 37% of our outstanding shares. Through this outreach, we learned of stockholder concerns regarding our executive compensation programs, in particular with respect to the operation of our Production Participation Plan.

May 2014

•      Subsequent to our annual compensation decisions for 2014, our stockholders voted at our 2014 annual meeting on the compensation of our named executive officers for 2013 with only approximately 42% of votes in favor.

•      At a Board meeting immediately after the 2014 annual meeting, the Board and Compensation Committee determined to revise our executive compensation programs, including replacing the Production Participation Plan with a more traditional salary, bonus and stock grant program, based on the analysis and recommendations of an independent compensation consultant. The Compensation Committee also determined that contributions to the Production Participation Plan would cease effective December 31, 2013 and there would be no award made for 2014 to participants in our Production Participation Plan.

•      The Compensation Committee engaged Longnecker & Associates (“Longnecker”), an independent compensation consultant specializing in oil and gas companies, to assist it in arriving at a market competitive executive compensation structure to address stockholder concerns.

Timing	Executive Compensation Activities
June 2014

•      Upon the recommendation of Longnecker, the Board and Compensation Committee determined to terminate the Production Participation Plan effective December 31, 2013. Upon termination, we were required pursuant to the terms of the Production Participation Plan to pay to participants the fair market value of their plan interests pursuant to the plan formula. See “Compensation Discussion and Analysis — Production Participation Plan — Termination” for more information on the calculation of the terminating payments. The Compensation Committee also determined that executive officers would not receive any short-term cash incentive or discretionary bonus for 2014 in light of the payments they would receive as a result of the termination of the Production Participation Plan.

May – October 2014

•      The Compensation Committee engaged in a thorough review of our executive compensation programs to develop a proposed modified executive compensation program based on the recommendations of Longnecker to begin in 2015 consisting of:

•      base salary targeted at the market 50th percentile of our peer group;

•      an annual short-term incentive plan with a strong connection between corporate and strategic performance and the potential cash awards based on transparent quantitative metrics for measuring performance; and

•      a long-term incentive plan consisting 50% of time vesting restricted stock and 50% of performance shares vesting based on a relative three-year total shareholder return compared to our peer group.

•      In light of our executive officers voluntarily requesting to eliminate their existing excise tax gross-up agreements upon a change in control of our company, the Compensation Committee also developed terms based on Longnecker’s analysis of the market for employment and severance agreements with our executive officers that provide for cash severance payments in the event of a qualifying termination.

November – December 2014

•      We reached out to our top 35 stockholders representing approximately 53% of our outstanding shares and had discussions with stockholders representing approximately 26% of our outstanding shares to further understand the reasons for our 2014 say on pay vote and to solicit feedback on our proposed new executive compensation program. One or more members of our Compensation Committee participated in most of these discussions with our stockholders. In these discussions with our stockholders, we reviewed our compensation philosophy, policies, programs and practices and engaged in a candid exchange of ideas for improvement. The stockholders generally felt that the proposed executive compensation program changes we reviewed with them were appropriate and sufficient to address their concerns.

•      We also engaged in dialog with the research teams at the proxy advisory firms that had recommended that their clients vote against our say on pay resolution in 2014. Members of our Compensation Committee led these discussions.

December 2014 – January 2015

•      The Compensation Committee reviewed feedback from the stockholder and proxy advisory firm engagement processes and, based on the recommendation of Longnecker, determined to make the significant executive compensation program changes beginning in 2015 described below.

•      Our executive officers agreed to eliminate their existing excise tax gross-up agreements upon a change in control of our company and we entered into new employment and severance agreements with cash severance payments based on termination of an executive on the terms described below.

Our Response to Stockholder Feedback: Significant Changes to Our Executive Compensation Program

We are committed to providing value to our stockholders and have dedicated significant efforts to ensuring our executive compensation program is appropriate and rewards executives in a manner consistent with feedback received from our stockholders, proxy advisory firms and our independent compensation consultant. We understand our responsibility to maintain an executive compensation program that is fair, reasonable and appropriate and that compensates our executive officers based on performance. The overall objective of our executive compensation program is to maintain a strong pay-for-performance culture in order to attract, retain, and motivate the key leaders who serve our Company and our stockholders.

In response to feedback from our stockholders and to continue our process of improving the alignment of or executive compensation design with our performance, we implemented in 2014 and early 2015 the following executive compensation program changes that are effective for 2015:

•

Terminated the Production Participation Plan effective December 31, 2013 with no contributions or awards for 2014. Upon termination, we were required pursuant to the terms of the Production Participation Plan to pay to participants the fair market value of their plan interests pursuant to the plan formula. The values of the terminating payments to participants were calculated consistent with the amounts we had previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2013 and our proxy statement for the 2014 annual meeting, both of which calculated the terminating payments for Production Participation Plan termination as of December 31, 2013. While the Board and the Compensation Committee approved the termination of the Production Participation Plan, they did not make any decisions regarding the amounts of the terminating payments, which were calculated as described above. See “Compensation Discussion and Analysis — Production Participation Plan — Termination” for more information on the calculation of the terminating payments.

All participants, including our named executive officers, will receive their terminating payments in 2015 due to timing requirements under Section 409A of the Internal Revenue Code. The terminating payments to our named executive officers are reported in the Summary Compensation Table for 2014, but relate to awards made during 2013 and numerous prior years of service. Because the Production Participation Plan was in place in previous years, our executive officers generally received no cash bonuses during these years and we believe that, during many of these years, our executive officers received base salaries below the median of those available at competitor companies. The following are the terminating payments payable to our continuing named executive officers under the Production Participation Plan and their years of service with us, which were not used to determine the amount of the terminating payment, but we believe is useful to demonstrate the number of years over which they received awards under the Production Participation Plan.

Name	Terminating Payment	Years of Service in Plan
James J. Volker	$6,653,612	31
Michael J. Stevens	$2,957,843	13
Mark R. Williams	$3,049,366	31
Rick A. Ross	$2,705,723	15
Peter W. Hagist	$2,679,774	9

The Compensation Committee determined that executive officers would not receive any short-term cash incentive or discretionary bonus for 2014 in light of the payments they would receive as a result of the termination of the Production Participation Plan.

In August 2014, in advance of the receipt of his Production Participation Plan terminating payment, our chief executive officer, Mr. Volker, used his own funds in an amount approximately equal to his estimated $3.5 million after-tax proceeds from the terminating payment to pay the exercise price and related income taxes to exercise stock options to purchase 75,000 shares of our common stock. Mr. Volker has agreed to hold such shares of stock until he ceases to be our chairman and chief executive officer, including as a result of his retirement.

•

Targeted base salary at the market 50th percentile of our peer group. Based on market analysis and recommendations from Longnecker, the Committee believes that base salaries for executive officers should be targeted at the market 50th percentile of our peer group, with consideration being given to job responsibilities, the officer’s experience and performance. Our chief executive officer, James J. Volker, voluntarily requested that his base salary for 2015 be frozen at the 2014 level in light of current industry conditions.

•

Established an annual short-term incentive plan with a strong connection between corporate and strategic performance and the potential cash awards based on transparent quantitative metrics for measuring performance. The Compensation Committee, with input from Longnecker, has established for 2015 and going forward a new, more conventional annual short-term incentive plan with cash bonus payments to replace the short-term incentive component of the Production Participation Plan. The short-term incentive plan compensation is generally structured to deliver cash payouts in line with market competitive multiples when performance targets are achieved or exceeded. The Compensation Committee will annually establish the terms of any awards under our short-term incentive plan including the financial metrics and goals for each award.

For 2015, the Compensation Committee has established the following performance metrics weighted as noted to measure the corporate and executive officer performance for purposes of the short-term incentive plan:

Weighting
• Production Growth	30%
• Reserve Growth	20%
• Finding and Development Costs	20%
• Strategic Goals	25%
• Safety	5%

For each performance metric under the short-term incentive plan, the Compensation Committee will establish goals at three levels: threshold, target and maximum. Target represents a challenging but achievable level of performance. Maximum represents an extraordinary level of performance that will substantially increase shareholder value. Threshold is the minimum level of performance under the short-term incentive plan, established so that smaller awards will be earned for satisfactory performance short of target.

For 2015, the Compensation Committee, after reviewing our 2015 capital budget, has determined the following for each performance metric:

	Threshold 0.5x	Target 1.0x	Maximum 2.0x
Production Growth(1)	0%	5%	10%
Reserve Growth(1)	0%	5%	10%
Finding and Development Costs(2)	$30.00	$26.00	$22.00

(1)	Production and reserve targets may be adjusted for acquisitions, divestitures and capital expended. For purposes of calculating production growth, 2014 production is pro forma for the acquisition of Kodiak. For purposes of reserve growth, pricing will be held constant at 2014 levels.
(2)	Calculated in the manner provided by all in finding cost analysis that uses SEC reserves and exploration and development costs as reflected in the notes to our audited financial statements (without reserve adjustments caused by pricing changes).

The Compensation Committee determined that the threshold of 0% for production growth and reserve growth was appropriate in the current environment in which oil prices are significantly lower in 2015 and our capital budget is significantly lower in 2015, in each case compared to 2014.

The Compensation Committee also determined that for there to be any payment with respect to the performance metrics of Strategic Goals and Safety, we would need to produce net cash provided by operating activities of at least $600 million during 2015. If the net cash threshold is not met, then there will not be any payment with respect to the metrics of Strategic Goals and Safety. The Compensation Committee will review the following Strategic Goals when determining payout levels: strategic acquisitions and divestitures, balance sheet and liquidity maintenance, cost containment (capital, lease operating expense and general and administrative) and capital budget adjustments based on changing commodity prices. In analyzing the Safety metric, the Compensation Committee will compare our TRIR and DART results to the Independent Producers EHS Managers Forum and expects management to implement a new safety incident system to have immediate response available for injuries on site, to implement a contractor management system that awards work to contractors that have a proven safety record and to have enhanced field training including more stand downs.

The Compensation Committee will establish target awards as a percentage of the executive officer’s annual base salary as in effect at the end of the plan year. Potential payouts of the awards will range from 0.5x – 2.0x the annual incentive target percentage of base salary. If the metric results fall between the threshold and target goal levels or between the target and maximum goal levels, the award payment will be determined by linear interpolation to derive the percentage of salary. The chart below displays the short-term incentive plan targets of base salary for each of the continuing named executive officers that the Compensation Committee has established for 2015 based on a market analysis conducted by Longnecker.

Name	Threshold % of Base Salary	Target % of Base Salary	Maximum % of Base Salary
James J. Volker	63%	125%	250%
Michael J. Stevens	50%	100%	200%
Mark R. Williams	45%	90%	180%
Rick A. Ross	45%	90%	180%
Peter W. Hagist	45%	90%	180%

•

Revised long-term incentive plan to consist 50% of performance shares vesting based on a relative three-year total shareholder return compared to our peer group and 50% of time vesting restricted stock. The Compensation Committee intends to provide long-term incentive awards to our executive officers with a benefit that, as to performance shares, increases to the extent the total shareholder return of our shares of common stock outperforms our peer group and, as to time vesting shares, increases only when the value of our shares of common stock increases, each of which aligns their interests with increasing stockholder value. In January 2015, the Compensation Committee made long-term incentive grants with 50% of the total long-term incentive awards in performance shares and the remaining 50% in the form of shares of restricted stock. The Compensation Committee believes this balance will provide competitive awards that will aid us in attracting, motivating and retaining key talent.

Performance Share Awards — The number of performance shares to be awarded to each executive officer was determined by dividing 50% of the target long-term incentive award amount by the grant-date closing share price (with no Monte Carlo probability adjustments). The performance shares have a three-year performance period with cliff vesting. Holders of performance shares do not receive dividends, if any, until the underlying shares are earned and delivered to them. The award payout level is determined based on our three-year total shareholder return (“TSR”) relative to our compensation peer group. The schedule below displays the performance ranking and corresponding payout as a percentage of the executive officer’s performance target. Potential payouts of the awards are designed to range from 0.0x – 2.0x the performance share target based on the three-year TSR performance ranking, as displayed by the following:

	TSR Performance Rank	Percentile Rank Relative to Peers	Percent of Target Payout
Maximum	1	100%	2.00x
	2	93%	1.75x
	3	86%	1.50x
	4	79%	1.35x
	5	71%	1.20x
	6	64%	1.10x
Target	7	57%	1.00x
	8	50%	0.90x
	9	43%	0.75x
	10	36%	0.65x
Threshold	11	29%	0.50x
	12	21%	0.00x
	13	14%	0.00x
	14	0%	0.00x

Restricted Stock Awards — We believe grants of shares of restricted stock motivate executive officers to strive for share price appreciation, as they are granted at the closing price on the date of grant, and additional value is only realized if the shares increase in price. The shares of restricted stock will vest in equal annual installments over a period of three years.

•

Eliminated excise tax gross-up agreements and implemented employment and severance agreements on market terms. Effective January 1, 2015, each of our executive officers voluntarily agreed to terminate their excise tax gross-up agreement, which provided that if a change in control of our company occurred, then we would be obligated under certain circumstances to make a “gross-up” payment to the executive officer for excise and related taxes on certain payments to the executive officer. As a result of the termination of these agreements, we do not have any agreements with our officers or employees that provide for a gross-up of taxes.

The Compensation Committee approved the terms of employment and severance agreements with each of our executive officers effective January 1, 2015 based on Longnecker’s analysis of the market. The Compensation Committee believes that offering severance benefits that are payable in the event of a qualifying termination of employment prior to or following a change of control of our company is beneficial in the attraction of key talent at the executive level and also encourages the retention of our officers during the pendency of a potential change of control transaction. The Committee believes that these benefits will serve to enhance stockholder value and align our executive officers’ interests with those of our stockholders. The following summarizes the key terms of the severance and change of control (which are “double trigger” for cash severance payments) provisions of the employment and severance agreements.

Severance without Cause or for Good Reason

Position	Years of Covered Term	Severance Multiple of Base Salary	Severance Multiple of Target Bonus	Years of Insurance Benefit Continuation	Accelerated Vesting of Equity
Chief Executive Officer	1.0	2.0	1.0	1.5	No
Other Named Executive Officers	1.0	1.0	1.0	1.5	No

Severance without Cause or for Good Reason after Change of Control

Position	Years of Covered Term	Severance Multiple of Base Salary	Severance Multiple of Target Bonus	Years of Insurance Benefit Continuation	Accelerated Vesting of Equity
Chief Executive Officer	2.0	3.0	1.0	2.0	Yes
Other Named Executive Officers	2.0	2.0	1.0	2.0	Yes

•

Modified our peer group to reflect our acquisition of Kodiak that we completed in December 2014. The Compensation Committee requested Longnecker to review and provide recommendations for the compensation peer group to be used for compensation decisions for 2015. Based upon such recommendations, the Compensation Committee approved the following companies for our compensation peer group beginning in 2015:

• Cimarex Energy Co. • Concho Resources, Inc. • Continental Resources, Inc. • Denbury Resources, Inc. • EOG Resources, Inc. • Linn Energy, LLC • Murphy Oil Corporation	• Newfield Exploration Co. • Noble Energy, Inc. • Oasis Petroleum, Inc. • Pioneer Natural Resources Co. • Range Resources Corporation • SM Energy Company

•

Increased the stock ownership guideline for our chief executive officer from being required to hold our common stock with value equal to at least three times his annual base salary to at least five times his annual base salary.

The following table sets forth for each of the continuing named executive officers (i) their 2014 compensation as reported in the Summary Compensation Table and (ii) their estimated 2015 compensation as would be reported in the Summary Compensation Table under the revised executive compensation program described above assuming their annual short-term incentive cash bonus paid at target.

Name and Principal Position	Year	Salary ($)	Restricted Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation — Cash Bonus at Target ($)(2)	Non-Equity Incentive Plan Compensation — Terminating Production Participation Plan Payment ($)(3)	All Other Compensation ($)	Total ($)
James J. Volker	2015	800,000	8,025,000	1,000,000	—	2,289	9,827,289
Chairman, President and	2014	800,000	5,200,000	—	6,653,612	2,289	12,655,901
Chief Executive Officer
Michael J. Stevens	2015	460,000	2,675,000	460,000	—	20,612	3,615,612
Senior Vice President and Chief Financial Officer	2014	440,000	2,080,000	—	2,957,843	20,612	5,498,455
Mark R. Williams	2015	450,000	2,380,750	405,000	—	20,612	3,256,362
Senior Vice President,	2014	417,500	1,940,000	—	3,049,366	20,612	5,427,478
Exploration and Development
Rick A. Ross	2015	450,000	2,273,750	405,000	—	20,612	3,149,362
Senior Vice President, Operations	2014	417,500	1,400,000	—	2,705,723	20,612	4,543,835
Peter W. Hagist	2015	440,000	1,605,000	396,000	—	20,612	2,461,612
Senior Vice President, Planning	2014	407,500	1,100,000	—	2,679,774	20,612	4,207,886

(1)	For 2015, consists 50% of performance shares vesting based on a relative three-year total shareholder return compared to our peer group and 50% of time vesting restricted stock. Potential payouts of the performance share awards are designed range from 0.0x – 2.0x the performance share target based on the three-year total shareholder return performance ranking.
(2)	Target cash bonus as a percentage of base salary is 125% for Mr. Volker, 100% for Mr. Stevens and 90% for each of Mr. Williams, Mr. Ross and Mr. Hagist. Threshold cash bonus as a percentage of base salary is 63% for Mr. Volker, 50% for Mr. Stevens and 45% for each of Mr. Williams, Mr. Ross and Mr. Hagist. Maximum cash bonus as a percentage of base salary is 250% for Mr. Volker, 200% for Mr. Stevens and 180% for each of Mr. Williams, Mr. Ross and Mr. Hagist.
(3)	Reflects the dollar amount that we will pay for the fair market value of interests in our Production Participation Plan as a result of the Board terminating the Production Participation Plan on June 11, 2014 effective December 31, 2013.

The forgoing changes are in addition to the following changes to our executive compensation program that we implemented prior to the 2014 annual meeting to emphasize pay for performance, limit risk-taking incentives and further align the incentives of our named executive officers with the interests of our stockholders:

•

Our Compensation Committee adopted the Whiting Petroleum Corporation Executive Policy on Recoupment of Incentive-Based Compensation, which is also known as a “clawback policy.” The policy provides for the recoupment of incentive compensation paid by us to covered executives under certain circumstances, as described in more detail under “Policy on Recoupment of Incentive-Based Compensation.”

•	Our Board adopted a policy prohibiting our executive officers and directors from pledging or hedging shares of our stock.

2014 Business Highlights

During 2014, we achieved strong results as reflected by the following:

•	Our production in 2014 totaled a record 41.8 million barrels of oil equivalent (MMBOE) or 114,530 barrels of oil equivalent per day (BOE/d), which represented a 22% increase over 94,090 BOE/d in 2013.

•

Our record proved reserves of 780.3 MMBOE as of December 31, 2014 represented a 78% increase over the 438.5 MMBOE of proved reserves at December 31, 2013. Adding Kodiak’s proved reserves at December 31, 2013, our proved reserves increased 29%.

•

On December 8, 2014, we completed our acquisition of Kodiak, as a result of which we acquired approximately 327,000 gross (178,000 net) acres located primarily in North Dakota including interests in 778 producing oil and gas wells and undeveloped acreage. As a result of this acquisition, we became the largest Bakken/Three Forks producer in the Williston Basin as of the acquisition date.

Objectives of Executive Compensation Program

The overall objective of our executive compensation program is to maintain a strong pay-for-performance culture in order to attract, retain and motivate the key leaders who serve our company and our stockholders. We have designed our executive compensation program to provide rewards for individual performance and corporate results and to encourage an ownership mentality among our executives and other key employees.

We recognize the importance of maintaining sound principles for the development and administration of our executive compensation program. Our compensation program is designed to advance the following core principles:

•	support our business strategy of achieving meaningful growth in free cash flow, production of oil and natural gas and proved reserves of oil and natural gas; and

•	increase long-term value appreciation in our common stock.

In advancing these principles, the objectives of our compensation program, including the compensation of our named executive officers, are to attract and retain highly qualified and experienced employees, motivate them to achieve and advance, and reward them for outstanding performance. Our Compensation Committee evaluates the performance of our named executive officers based on a selection of six performance factors enumerated below and various modifying factors, which our Compensation Committee considers as the most important measurements of the performance for our company (see “Role of our Compensation Committee, Named Executive Officers and Compensation Consultant”).

Elements of Compensation/Why We Chose Each/How Each Relates to Objectives

The Compensation Committee focuses on the total direct compensation of the named executive officers, but also approves the amounts of all individual components of total direct compensation, including short-term incentive and long-term incentive equity awards for all executive officers consistent with its responsibility for oversight of the Equity Incentive Plan. The principal elements of compensation for our named executive officers are:

•	base salaries;

•	historically, short-term and long-term performance incentives in the Production Participation Plan, which we terminated on June 11, 2014 effective December 31, 2013;

•	long-term performance incentives in the Equity Incentive Plan; and

•	401(k) retirement savings plan and other benefits.

In assessing total direct compensation, our objective is to be competitive with industry compensation while considering individual and company performance. Peer group and industry survey data provided by our compensation consultant is considered in setting and evaluating compensation, but since the data is usually not current, it is not the only consideration. The Compensation Committee’s objective is that total executive compensation be competitive with peer group compensation for like positions if company and individual performance meet predetermined standards.

The companies comprising our peer group are identified below under “Peer Group for 2014 Compensation.” All references to “peer groups” in this “Compensation Discussion and Analysis” are to these companies.

Base Salaries

We maintain base salaries for our executive officers to recognize their qualifications, experience and responsibilities as well as their unique value and historical contributions to us. The Compensation Committee reviews, evaluates and sets the base salaries for the named executive officers. Base salaries continue to be important in attracting and retaining executive officers and other employees and in motivating them to aspire to and accept enlarged responsibilities and opportunities for advancement. We do not consider base salaries part of executives’ performance-based compensation because the amounts of the salaries are fixed, but, in setting the amount of individual executive officers’ base salaries, the Compensation Committee does consider the individuals’ performance as measured by individual performance appraisals prepared by the chief executive officer and reviewed with each executive officer and by the Compensation Committee for named executive officers other than the chief executive officer and performance evaluations conducted by the Compensation Committee in the case of the chief executive officer. Consistent with most of our peer companies, base salaries represented less than 10% of total direct compensation for our named executive officers.

Long-Term Incentives — Equity Incentive Plan

Our Equity Incentive Plan provides long-term equity-based incentive compensation to our directors, named executive officers and other key employees. Although the Equity Incentive Plan provides for the grant of several forms of equity-based awards, including restricted stock, stock options, and stock appreciation rights, since 2013 we have limited our awards to restricted stock. Our Compensation Committee formulates our restricted stock awards on an annual basis in conjunction with other compensation decisions at its January meeting.

In 2014, we made grants of restricted stock to our named executive officers that will vest based on achieving a performance objective. In 2014, that objective was the performance (whether positive or negative) of the price per share of our common stock for the period from December 31, 2013 to each of the fiscal year ends preceding the first three anniversaries of the grant date, exceeds the performance (whether positive or negative) of the average price per share of common stock of the peer group of companies described in the report of the Compensation Committee’s independent compensation consultant and identified below under “Peer Group for 2014 Compensation.” Performance for this purpose is measured by the percentage change in the value of our common stock per share as compared to the average percentage change of the values per share of the peer companies.

We believe awards of restricted stock encourage our executive officers to have an ownership mentality and align their interests with stockholder interests by having a continuing stake in the success of our company and the long-term value appreciation in our common stock. In particular, the performance-based restricted stock encourages our executive officers to continue performance that results in stock appreciation above rates experienced by our peer group.

401(k) Plan

We maintain a 401(k) retirement savings plan for all salaried employees including our executive officers. The company provides a matching contribution to the 401(k) plan in the amount of 100% of the first 7.5% of compensation contributed by our participating employees including our executive officers up to the maximum pre-tax contributions allowed by the Internal Revenue Service. These matching contributions vest to participants in equal increments over the first five years of employment.

Other Benefits

We provide all employees on an equal basis with medical, dental, vision, life and disability insurance coverage. We also provide customary vacation and paid holidays to all employees, including the named executive officers. We limit the perquisites that we make available to our named executive officers to only a few negligible benefits (totaling less than $10,000 in cost for each named executive officer in 2014) that are not available to all our employees.

Production Participation Plan — Historical Operation

Until its termination in 2014 effective December 31, 2013, all employees, including our named executive officers, participated in our Production Participation Plan. This was a unique plan first established in 1981 and continued after our initial public offering in 2003, which combined performance-based elements related to maximizing oil and gas production and prices and to minimizing lease operating expenses, and annual bonuses in one plan. The Production Participation Plan gave each of our employees a direct participation in the results of our acquisition of, successful exploration for and development of proved reserves. Production of those reserves provides shared benefits to stockholders and employees. Achieving the best economic results from acquisition, exploration, development, and production is a complimentary goal for both us and our employees.

Each year, our Compensation Committee allocated to the Production Participation Plan (but did not legally convey) an interest in production income (defined as gross revenues less taxes (other than income taxes), royalties and direct lease operating expenses) from oil and natural gas wells acquired or developed during the year. The amount of the interest was in the discretion of the Compensation Committee, and historically ranged from 1.75% to 5% of the production income. The Compensation Committee also allocated the interests held by the Production Participation Plan among individual plan participants in its discretion. Once allocated to plan participants, the interests were fixed as to that plan year. While employed, each employee was paid annually in cash his or her full interest in applicable current production income and proceeds from sales of interests in proved and non-proved reserves. The Production Participation Plan provided for continued post-employment participation through permanent vesting in the future production income of the Production Participation Plan at the rate of 20% per year as to every plan year. Also, employees fully vested in all plan years at the age of 62 or upon death or disability, and full vesting was accelerated in the event we voluntarily terminate the Production Participation Plan or in the event of a change in control of our company. This provided important retention incentives to all employees and a long-term, career orientation. Upon termination of employment, employees retained their vested interests in the Production Participation Plan. In contrast to many other companies, we do not provide our named executive officers with any other post-employment benefits, including any defined benefit pension plans or supplemental executive retirement plans.

We have a Production Participation Plan Credit Service Agreement with our Chief Executive Officer, Mr. Volker, the purpose of which is to provide credit to him under the Production Participation Plan for services he rendered to us as a consultant from March 1993 to August 2000 as if he would have been a participant in the Production Participation Plan during such time period. We entered into this arrangement with Mr. Volker to induce him to become an officer of our company and give recognition to his prior service to our company and his experience in the oil and gas industry.

Production Participation Plan — Termination

On June 11, 2014, the Board terminated the Production Participation Plan effective December 31, 2013. The Production Participation Plan provided that upon a voluntary termination of it by us, the interests of all participants who are employees at such time will become 100% vested as to all plan years and partial plan years.

In addition, all remaining oil and gas properties in the Production Participation Plan that are categorized as proved undeveloped reserves previously contributed to the Production Participation Plan but not allocated to a particular plan year will be allocated to the partial plan year established as a result of such voluntary termination. Upon a voluntary termination of the Production Participation Plan by us, we are required to distribute the fair market value (determined in accordance with the Production Participation Plan) of all 100% vested interests plus the allocated share in proved undeveloped reserves as of the date the plan is terminated to participants in one lump sum twelve months after such a termination. All participants, including our named executive officers, will receive their payments in 2015 due to the timing requirements under Section 409A of the Internal Revenue Code.

While the Board and the Compensation Committee approved the termination of the Production Participation Plan, they did not make any decisions regarding the amounts of the terminating payments. The values of the terminating payments to participants were calculated consistent with the amounts we had previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2013 and our proxy statement for the 2014 annual meeting, both of which calculated the terminating payments for Production Participation Plan termination as of December 31, 2013. The Production Participation Plan required us to make the determination of fair market value using valuation reports, discount rates, and other factors then being used by us for the purchase of oil and gas properties from third parties. For this purpose, NYMEX forward strip pricing at year end 2013 (adjusted for area price differentials actually received) and present value of payment stream discounted at 15% were used. Assumptions used in the calculation of these amounts were included in note 8 to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014. Proved undeveloped reserves were risked at 60% and proved developed non-producing and behind pipe reserves were risked at 75%. 2.1% of the proved undeveloped reserves were deemed to be contributed to the plan (the average of the three previous annual allocations to the plan, which was the minimum requirement of the Production Participation Plan).

How We Chose Amounts for Each Element

Our Compensation Committee monitors our executive compensation elements, both individually and collectively, based primarily on judgments as to what is appropriate under our circumstances as well as individual circumstances. We believe that awards to our executive officers under our Equity Incentive Plan should be aligned with the interests of our stockholders and we therefore have sought to structure the awards to reward performance. Compensation of executives in similar positions to our executive officers in our peer group of companies is reviewed and considered by the Compensation Committee. We allocate a significant percentage of total direct compensation to incentives in support of the core principles mentioned above. There is no pre-established policy or target for allocation between cash and non-cash or between short-term and long-term incentive compensation.

Performance Evaluation for 2014 Compensation

The Compensation Committee has developed, and the Board has ratified, six performance factors and a group of modifying factors which have become the basis for evaluating the total direct compensation of our executive officers. These factors are not formal performance metrics for any of our compensation programs, but served as the framework in which the Compensation Committee evaluated the overall levels of compensation that we provided to our executive officers for 2014. In setting compensation for 2014 in December 2013 and January 2014 prior to our 2014 say on pay vote and subsequent stockholder outreach, the Compensation Committee evaluated our performance during 2013 as measured by each of the following six factors:

•	Net asset value per share (on an estimated basis including proved, probable and possible reserves discounted at 15%, and using prior year commodity prices)

•

Annual stock price appreciation on both a one-year and a three-year basis compared to that of the average of the changes in the common stock prices of the peer group of companies identified below under “Peer Group for 2014 Compensation”

•	Production change per share

•	Finding and development costs

•	Adjusted earnings per share

•	Discretionary cash flow per share

The Compensation Committee also considered the following modifying factors:

•	Acquisitions and dispositions

•	Increase in acreage inventory

•	Additions to proved, probable and possible reserves

•	Other financial factors

•	Overall strengthening of our balance sheet

In setting compensation for 2014, the Compensation Committee believed that the 2013 results measured for these performance factors were better on an overall basis than our peers. Specifically we considered the following results:

•	Estimated net asset value per share increased and was in line with expectations given the production and financial results for the year described below.

•	Stock price increased approximately 42.7% in 2013 compared to 2012 and 30.3% compared to our peer group of companies.

•	Production per share increased over 13.2% in 2013 compared to 2012.

•	Finding and development costs were a very competitive $28.64/BOE in 2013, similar to $28.72/BOE for 2012.

•	Adjusted earnings per share for 2013 increased by 21% over 2012 due primarily to increased production from the successful development of our property base and increased oil prices.

•	Discretionary cash flow per share increased over 24.6% in 2013 compared to 2012.

Adjusted earnings per share is calculated by taking the company’s net income available to common shareholders as adjusted by the following items net of tax: less amortization of deferred gain on sale, less gain on sale of properties, plus impairment expense, plus a charge under the production participation plan for a property sale and less unrealized derivative (gains) losses, all as divided by the company’s weighted average shares outstanding. Discretionary cash flow per share is calculated by taking the company’s net cash provided by operating activities plus exploration, less exploratory dry hole costs, plus or minus changes in working capital and less preferred stock dividends paid, all as divided by the company’s weighted average shares outstanding.

We also considered other modifying factors including the increase of our bank borrowing base to $2.8 billion, the successful sale of our Postle and Big Tex fields for $860 million and $150 million, respectively, the successful sale of $2.3 billion in bonds, the implementation of oil hedges, the 31.5% increase in reserves pro forma for the Postle field sale and the addition of 367,000 net acres in key prospects.

2014 Base Salaries

Our Compensation Committee considers executive officer base salary levels annually as part of our performance appraisal process and establishes new salary levels effective as of the first of each year for Mr. Volker, our chief executive officer, and the other named executive officers. In December 2013, the Compensation Committee approved salary increases for the named executive officers for 2014 in the aggregate amount of 7.3%. In establishing executive officer base salaries, the Compensation Committee considers, in addition to the performance and other factors discussed previously, the following:

•	Company growth.

•

Individual responsibilities and performance compared to individual goals included in the annual performance appraisals of each named executive officer which were prepared by the chief executive officer and reviewed with the named executive officers and by the Compensation Committee for named executive officers other than the chief executive officer and performance evaluations conducted by the Compensation Committee in the case of the chief executive officer.

•	Successful implementation of budgeted programs and policies.

•	Competition for executive talent among oil and gas companies.

•	Base salaries provided to executives in similar positions in our peer group.

In April 2014, James T. Brown, our President and Chief Operating Officer, informed us that he would retire in June 2014. The Board determined not to replace Mr. Brown’s position and instead his responsibilities were allocated among Mark R. Williams, our Senior Vice President, Exploration and Development, Rick A. Ross, our Senior Vice President, Operations, and Peter W. Hagist, our Senior Vice President, Planning. In light of the increased responsibilities that such executive officers were assuming, the Compensation Committee approved base salaries increases effective June 1, 2014 from $400,000 to $430,000 for each of Mr. Williams and Mr. Ross and from $390,000 to $420,000 for Mr. Hagist.

No Short-Term Incentive Awards for 2014

The Compensation Committee determined that executive officers would not receive any short-term cash incentive or discretionary bonus for 2014 in light of the payments they would receive a result of the termination of the Production Participation Plan.

2014 Long-Term Incentive — Performance Vesting Restricted Stock Awards

The Compensation Committee believes that equity ownership is an important element of compensation to the named executive officers and other members of our management team, and believes that over time more of executive compensation should be equity-based rather than cash-based so as to better align executive compensation with stockholder return. Consistent with this belief, we have systematically increased the named executive officers’ stock awards and ownership in our common stock. In January 2014, the Compensation Committee made grants of restricted stock to our named executive officers. In 2014, Messrs. Volker, Stevens, Williams, Ross, Hagist and Brown were awarded 195,564, 78,225, 72,960, 52,653, 41,370 and 90,261 shares of restricted stock, respectively. Mr. Brown forfeited all of such shares upon his retirement in June 2014. The vesting of the restricted stock is 100% performance-based and the restricted stock will vest if the performance (whether positive or negative) of the price per share of the company’s common stock for the period from December 31, 2013 to each of the fiscal year ends preceding the first three anniversaries of the grant date exceeds the performance (whether positive or negative) of the average price per share of common stock of the peer group of companies identified by the Compensation Committee. See “Peer Group for 2014 Compensation” below for a listing of the peer group of companies. In establishing this performance objective, the Compensation Committee aligned this portion of executive compensation directly with stockholder return relative to our peer company group. To the extent all or a portion of the awards are not earned at the end of the three years, the portion of the awards not earned will be forfeited. In this regard, the remaining one-third unvested performance-based awards we granted in 2012 to the executive officer group did not vest and all the shares of stock represented by such awards were forfeited.

In making the 2014 awards, the Compensation Committee considered, in addition to the performance and other factors discussed above:

•	Total compensation awards for each employee compared to the same executive position in our peer group of companies, and

•	Equity-based awards of our peer group of companies.

Chief Executive Officer Compensation Factors

Additional factors considered in establishing the base salary for and restricted stock awards granted to our chief executive officer, Mr. Volker, in amounts greater than the other named executive officers included:

•	The magnitude of his responsibilities and the dedication and effectiveness with which he discharges them.

•	His skill in guiding our acquisition, exploration, development and production efforts.

•	His effectiveness in managing relationships with our executives, employees and directors and external relationships with bankers, investment bankers, analysts and others.

•	His strategic vision for our future, and his ability to plan and direct the implementation of that vision.

•	His effective leadership of the Company.

Mr. Volker is paid at a level of approximately two to three times the level of each of our other named executive officers. His higher levels of compensation in each of our elements of executive compensation reflect his higher levels of overall responsibility for the combined activities of our company compared to the other members of the executive team.

Role of Our Compensation Committee, Named Executive Officers and Compensation Consultant

Compensation Committee

Our Compensation Committee, which has overall responsibility for executive compensation, monitors our director and executive officer compensation and benefit plans, policies and programs to insure that they are consistent with our compensation philosophy and corporate governance guidelines. Subject to the approval of the independent directors of the Board, the Compensation Committee makes annual short-term incentive cash awards and long-term incentive equity awards, and historically made Production Participation Plan awards, to our named executive officers. Our Compensation Committee also considers the component of risk analysis in respect of our compensation programs each year and believes that the overall compensation program is designed in such a way as to deter excessive risk taking, to encourage our executives to focus on the long-term success of the company and to align the interests of our executives with those of our stockholders.

To help ensure that our executive compensation program is competitive and is consistent with our compensation philosophy and corporate governance guidelines and that our plan awards provide rewards for accomplishment, not for expectation, our Compensation Committee does the following:

•

Maintains a Compensation Committee comprised of independent directors who are seasoned executives having experience in the oil and gas industry and in establishing and monitoring executive compensation programs, plans and awards.

•	Independently performs analytical reviews of our annual performance using the performance and modifying factors described above.

•	Annually participates in, subscribes to and reviews industry-wide compensation and benefits surveys to gauge the adequacy of our programs.

•

From time to time but not necessarily annually, directly engages an independent executive compensation and benefits consultant to assess the competitiveness of our overall executive compensation program, and provide specific research in areas being reviewed by our Compensation Committee. This consultant reports directly to the Compensation Committee when engaged and does not determine, but may, when asked, make recommendations as to the amount or form of director or officer compensation.

•	Subscribes to and reviews various published resources with respect to executive compensation practices and issues.

•	Annually reviews the performance of our chief executive officer, and determines his plan awards and base salary.

•	Annually reviews the performance of our other named executive officers and other key employees with assistance from our chief executive officer and approves their plan awards and base salaries.

•	Holds executive sessions (without management present) at every Compensation Committee meeting.

The members of the Compensation Committee also communicate frequently with each other informally between meetings.

Chief Executive Officer

Typically, our chief executive officer makes compensation recommendations to the Compensation Committee with respect to the executive officers that report to him. Such officers are not present at the time of these deliberations. The Compensation Committee determines the compensation of our chief executive officer with limited input from him and he is not present at the time of that deliberation. The Compensation Committee, in its discretion, may accept, modify or reject any such recommendations.

Compensation Consultant

During 2014, the Compensation Committee directly engaged Longnecker to advise it with respect to executive officer compensation. Specifically, Longnecker provided the Compensation Committee with an executive compensation review including information comparing its benchmarking of compensation for our named executive officers to that of our peer companies and other compensation surveys. Longnecker also provided the Compensation Committee with the services described above in connection with developing our revised executive compensation program as described above under “2014 Say on Pay Vote and Engagement with Our Stockholders.” Prior to Longnecker’s engagement for 2014, the Committee reviewed the independence of Longnecker and the individual representatives of Longnecker who served as the Compensation Committee’s consultant, considering the following specific factors: (i) other services provided to us by Longnecker; (ii) fees paid by us to Longnecker as a percentage of Longnecker’s total revenue; (iii) policies and procedures maintained by Longnecker that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual representatives of Longnecker who advised the Compensation Committee and any member of the Compensation Committee; (v) any shares of company common stock owned by the individual representatives; and (vi) any business or personal relationships between our executive officers and Longnecker or the individual representatives. For the year ended December 31, 2014, we paid Longnecker approximately $176,048 for executive compensation consulting for the Compensation Committee. Longnecker provided no other services to our company. The Compensation Committee concluded, based on the evaluation described above, that the services performed by Longnecker did not raise a conflict of interest or impair Longnecker’s ability to provide independent advice to the Compensation Committee regarding executive compensation matters. The Compensation Committee’s conclusion was based on the fact that Longnecker provided no other services to us, the small percentage of Longnecker’s revenues represented by the fees paid by us and the absence of any conflicting relationships between the individual representatives of Longnecker who provided advice to the Compensation Committee or Longnecker, on the one hand, and members of the Compensation Committee or our executive officers, on the other.

Peer Group for 2014 Compensation

Although the Compensation Committee uses survey and peer group compensation information in monitoring compensation, the Compensation Committee recognizes that available data is not current at the time it makes compensation decisions. For example, restricted stock awards for 2014 were granted in January 2014. At that time, survey and peer company information was available only for 2012.

When 2013 compensation data became available in 2014, the Compensation Committee reviewed comparisons of our 2013 executive compensation (by component and in total) with that of a peer group of ten companies and with industry compensation survey results. The companies that comprised our peer group for purposes of the 2014 compensation analysis were Bill Barrett Corporation, Cabot Oil and Gas Corporation, Cimarex Energy Co., Comstock Resources, Continental Resources, Denbury Resources, Inc., Forest Oil Corporation, Newfield Exploration Company, Range Resources Corporation, and SM Energy Company. The Compensation Committee selected this group of companies due to the similarity of their operations to ours and their size. Specifically, the peer companies are all independent (meaning in general that they do no refining or retail marketing of crude oil and natural gas) oil and gas exploration and development companies operating (with limited exceptions) only in the United States and primarily in onshore areas. The Compensation Committee reviews the peer group annually to assure that the companies in the group are appropriately comparable to our company.

The Compensation Committee has concluded such comparisons are challenging in certain respects, principally because the compensation data from the peer companies is generally out of date. However, where possible we have attempted to get more updated data from our compensation consultant, and in general, our Compensation Committee believes that our executive compensation is competitive with our peers.

Termination and Change in Control Arrangements

Other than as described below, we do not have any employment contracts, severance agreements or severance plans in effect with respect to any of our named executive officers. We also do not provide pension arrangements, post-termination health coverage or deferred compensation plans for them. As a result of the termination of the excise tax gross-up agreements to which we and our executive officers were a party effective January 1, 2015, we do not have any agreements with our officers or employees that provide for a gross-up of taxes.

The Compensation Committee approved the terms of employment and severance agreements with each of our executive officers effective January 1, 2015 based on Longnecker’s analysis of the market. The Compensation Committee believes that offering severance benefits that are payable in the event of a qualifying termination of employment prior to or following a change of control of our company is beneficial in the attraction of key talent at the executive level and also encourages the retention of our officers during the pendency of a potential change of control transaction. The Committee believes that these benefits will serve to enhance stockholder value and align our executive officers’ interests with those of our stockholders. See “Executive Compensation — Potential Payments upon Termination or Change in Control” for more information regarding, and a quantification of, these benefits.

Furthermore, in the event of a change in control of our company unvested shares of restricted stock and stock options and unvested company matching contributions to the 401(k) Plan automatically vest. These change in control benefits are included in the underlying plan and grant documents as to vesting. We believe that they are essential elements of our executive compensation package and assist us in recruiting and retaining talented individuals. These change in control provisions are also intended to help ensure that our executives remain with us in the event of a potential change in control of our company and that our executives are not disadvantaged by a change in control of our company. See “Executive Compensation — Potential Payments upon Termination or Change in Control” for a quantification of these benefits.

Policy on Recoupment of Incentive-Based Compensation

To mitigate risks related to our compensation programs, our Compensation Committee has adopted the Whiting Petroleum Corporation Executive Policy on Recoupment of Incentive-Based Compensation, which is also known as a “clawback policy.” The policy applies to all non-equity incentive compensation and equity awards granted on or after February 19, 2014, and has been communicated to “covered executives,” including our named executive officers. Under the policy, if we are required to prepare an accounting restatement relating to our publicly-reported consolidated financial statements due to our material noncompliance with financial reporting requirements under U.S. federal securities laws, then we will have the right, to the extent permitted by governing law, to take appropriate action to recoup all or part of any incentive award that we actually paid to a covered executive if the amount of money or number of shares paid to the executive was expressly based on the achievement of financial results that were subject to the restatement and the executive would have been paid a lower amount or number under the express terms of the incentive award based on the financial results after the restatement. The amount of non-equity incentive compensation to be recovered will be the excess of the amount actually paid to the covered executive, calculated on the basis of the financial results before the restatement, over the amount that would have been paid had the amount been calculated on the basis of the financial results giving effect to the restatement. The amount of any equity award to be recovered will be the excess of the number of shares of our common stock (or equivalent value) actually paid to the covered executive, calculated on the basis of the financial results before the restatement, over the number of shares (or equivalent value) that would have been paid had the number been calculated on the basis of the financial results giving effect to the restatement.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to further align the interests of our named executive officers with the interests of our stockholders and to promote our commitment to sound corporate governance. The stock ownership guidelines for our named executive officers are determined as a multiple of the officer’s base salary. At the recommendation of Longnecker, the Compensation Committee recommended, and the Board approved, in 2014 an increase in the shares of our common stock our chief executive officer is required to hold from a value equal to at least three times his annual base salary to at least five times his annual base salary. Each of the other named executive officers are required to hold shares of our common stock with a value equal to one and one-half times his annual base salary. Named executive officers are required to achieve the applicable level of ownership within three years of the date the person was initially designated a named executive officer. Shares that count towards satisfaction of the guidelines include: (i) shares owned outright by the officer, and (ii) shares held in trust for the benefit of the officer. Unexercised and/or unvested equity awards do not count towards satisfaction of the guidelines. The value of a share will be measured on January 1 of each year as the average month end closing price for the 12 months preceding the date of calculation. All of the named executive officers currently own a sufficient number of shares of our common stock to satisfy the guidelines.

Policy Prohibiting Pledging and Hedging Shares of Stock

Our Board has adopted a policy prohibiting our executive officers and directors from pledging or hedging shares of our stock.

Accounting and Tax Treatment of Compensation

We account for our restricted stock and stock options grants in accordance with the requirements of FASB ASC Topic 718, which requires us to estimate and record an expense over the service or vesting period of the award. The Compensation Committee considers these requirements when determining annual grants of equity awards.

Section 162(m) of the Internal Revenue Code limits our income tax deduction for compensation paid to each of the named executive officers to $1 million, subject to several exceptions. Although our Compensation

Committee considers the impact of Section 162(m) when developing and implementing our executive compensation program, we believe that it is important to preserve flexibility in designing compensation programs in order to retain and motivate superior executive talent. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Section 409A of the Internal Revenue Code provides, among other things, rules for when compensation may be deferred and when, if deferred, it may be paid. We have reviewed and amended our compensation plans and agreements with the intention that they be compliant with Section 409A.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” with management and, based on such review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the company’s Annual Report on Form 10-K.

Thomas L. Aller, Chairperson

William N. Hahne

Michael B. Walen

Compensation Committee Interlocks and Insider Participation

During 2014, Messrs. Aller, Hahne and Walen served on the Compensation Committee of our Board. None of such persons has served as an employee or officer of ours. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Executive Compensation Tables

Summary Compensation Information

The following table sets forth information concerning the compensation earned in respect of the 2014, 2013 and 2012 fiscal years by our chief executive officer, our chief financial officer, each of our three other most highly compensated executive officers and one executive officer who retired during 2014. We refer to the persons named in the table in this proxy statement as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Restricted Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)(3)	All Other Compensation ($)(4)(5)	Total ($)
James J. Volker	2014	800,000	5,200,000	—	6,653,612	2,289	12,655,901
Chairman, President and	2013	775,000	4,600,000	—	4,720,368	2,289	10,097,657
Chief Executive Officer	2012	750,000	3,575,000	530,000	3,114,957	2,289	7,972,246
Michael J. Stevens	2014	440,000	2,080,000	—	2,957,843	20,612	5,498,455
Senior Vice President	2013	415,000	1,850,000	—	2,182,730	20,612	4,468,342
and Chief Financial Officer	2012	385,000	1,500,000	160,000	1,456,279	20,112	3,521,391
Mark R. Williams	2014	417,500	1,940,000	—	3,049,366	20,612	5,427,478
Senior Vice President,	2013	345,000	1,450,000	—	2,202,516	20,578	4,018,094
Exploration and Development	2012	315,000	1,135,000	140,000	1,536,075	19,877	3,145,952
Rick A. Ross	2014	417,500	1,400,000	—	2,705,723	20,612	4,543,835
Senior Vice President, Operations
Peter W. Hagist	2014	407,500	1,100,000	—	2,679,774	20,612	4,207,886
Senior Vice President, Planning
James T. Brown(6)	2014	229,167	2,400,000	—	3,001,594	18,926	5,649,687
Retired President	2013	475,000	2,400,000	—	2,190,943	20,612	5,086,555
and Chief Operating Officer	2012	460,000	1,880,000	280,000	1,499,937	20,112	3,488,152

(1)	Reflects the full grant date fair value of restricted stock and stock option awards, if any, granted in 2012, 2013 and 2014 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 9 to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2015. The remaining one-third of the unvested performance-based restricted stock awards granted in 2012 did not vest and all of the stock represented by such awards was forfeited. See “Grants of Plan-Based Awards” Table for more information regarding awards of restricted stock. Mr. Brown forfeited all of the restricted stock awards granted in 2014 upon his retirement in June 2014.
(2)	For 2014, reflects the dollar amount that we will pay for the fair market value of interests in our Production Participation Plan as a result of the Board terminating the Production Participation Plan on June 11, 2014 effective December 31, 2013. See “Compensation Discussion and Analysis — Production Participation Plan Termination” for more information regarding termination of the Production Participation Plan and calculation of the amounts paid in connection therewith. Also reflects a payment in the amount of $33,576 to Mr. Volker pursuant to his Production Participation Plan Credit Service Agreement, which is calculated as if he would have participated in our Production Participation Plan during the time period he was a consultant to us from 1993 to 2000. See “Compensation Discussion and Analysis — Elements of Compensation/Why We Chose Each/How Each Relates to Objectives.”
(3)

For each of 2012 and 2013, reflects the dollar amount we paid under our Production Participation Plan with respect to proceeds from sales of interests in proved and non-proven reserves as well as our production income from oil and natural gas wells attributable to all plan years in which each named executive officer has an allocated interest under the Production Participation Plan. For awards made with respect to the 2012 plan year only, Mr. Volker received $277,944 and Messrs. Stevens, Williams and Brown each received $118,969. Approximately 15% to 21% of the aggregate 2012 annual payment to the named executive officers was attributable to proceeds from our sale during 2012 of certain interests in properties to Whiting USA Trust II. For awards made with respect to the 2013 plan year only, Mr. Volker received $478,939 and Messrs. Stevens, Williams and Brown each received $204,974. Approximately 40% to 43% of the aggregate 2013 annual payment to the named executive officers was attributable to proceeds from our sale during 2013 of the Postle and NE Hardesty fields and Big Tex prospect. Also reflects payments in 2012 and 2013 in the amounts of $45,787 and $6,836, respectively, to Mr. Volker pursuant to his Production Participation Plan Credit Service Agreement, which is calculated as if he would have participated in our Production Participation Plan during the time period he was a consultant to us from 1993 to 2000. See “Compensation Discussion and Analysis — Elements of Compensation/Why We Chose Each/How Each Relates to Objectives.”
(4)	These amounts include long term disability, accidental death and dismemberment and life insurance premiums paid by us for each of Messrs. Volker, Stevens, Williams, Ross, Hagist and Brown in the amounts of $2,289, $3,112, $3,112, $3,112, $3,112 and $1,426, respectively, for 2014. These amounts also include matching contributions we made under our 401(k) Employee Savings Plan to each of Messrs. Stevens, Williams, Ross and Hagist in the amount of $17,500 in 2014.
(5)	We limit the perquisites that we make available to our executive officers, who are entitled to few benefits that are not otherwise available to all our employees, and no such perquisites are included in this table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed $10,000.
(6)	Mr. Brown retired as our President and Chief Operating Officer on June 17, 2014.

Grants of Plan-Based Awards

The following table sets forth information concerning awards made during 2014 to our named executive officers under our Equity Incentive Plan. There were no awards made during 2014 to our named executive officers under our Production Participation Plan or in respect of short term cash incentives.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(1)	Maximum (#)
James J. Volker	1/8/14	—	—	—		195,564		5,200,000
Michael J. Stevens	1/8/14	—	—	—		78,225		2,080,000
Mark R. Williams	1/8/14	—	—	—		72,960		1,940,000
Rick A. Ross	1/8/14	—	—	—		52,653		1,400,000
Peter W. Hagist	1/8/14	—	—	—		41,370		1,100,000
James T. Brown(3)	1/8/14	—	—	—		90,261		2,400,000

(1)	These amounts are the number of restricted shares of our common stock granted to each of the named executive officers in 2014 under our Equity Incentive Plan. No stock options were awarded in 2014 due to the decision by the Compensation Committee to emphasize the performance-based metrics associated with our restricted stock awards to the named executive officers.
(2)	Reflects the grant date fair value of the 2014 restricted stock award calculated in accordance with FASB ASC Topic 718. No stock options were awarded in 2014.
(3)	Mr. Brown forfeited all of the restricted stock awards granted in 2014 upon his retirement in June 2014.

The vesting of all shares of restricted stock we granted to executive officers, including the named executive officers, in 2014, 2013 and 2012 is performance-based. The shares of restricted stock were set to vest one-third on each of the first three anniversaries of the grant date if the performance (whether positive or negative) of the price per share of our common stock for the period from December 31, 2013, 2012 and 2011, respectively, to each of the fiscal year ends preceding the first three anniversaries of the grant date, exceeds the performance

(whether positive or negative) of the average price per share of common stock of a peer group of companies, for the same period. Performance for this purpose is measured by the percentage change in the value of our common stock per share as compared to the average percentage change of the values per share of the peer companies. If the specified increase threshold or level of stock price performance is met at any of such fiscal year ends, then more than one year can vest in a given year but not to exceed a maximum of one-third of the total shares granted for every year of service that has been completed. To the extent all or a portion of the awards are not earned at the end of the three years, the portion of the awards not earned will be forfeited. None of the shares granted in 2013 and 2014 vested in January 2015. The remaining one-third of the unvested performance-based restricted stock awards granted in 2012 also did not vest and all of the stock represented by such awards was forfeited, due to the fact that the performance criteria measured at the end of the third anniversary was not satisfied. Dividends are payable on shares of unvested restricted stock; however, we historically have not paid any cash dividends and do not anticipate paying any cash dividend on our common stock in the foreseeable future. See “Potential Payments Upon Termination or Change in Control — Restricted Stock Agreements” for a description of the terms of the restricted stock triggered upon a change in control of our company.

Outstanding Equity Awards at 2014 Year-End

The following table sets forth information concerning unexercised stock options that, as of December 31, 2014, were exercisable and unexercisable (unvested) and unvested restricted stock awards, each as held by our named executive officers on December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards; Number of Unearned Shares of Stock That Have Not Vested (#)(2)	Equity Incentive Plan Awards; Market Value of Unearned Shares of Stock That Have Not Vested ($)(3)
James J. Volker	74,720	—	12.755	2/18/2019	369,304	12,187,032
	19,290	—	34.31	1/26/2020
	24,890	—	60.285	1/18/2021
	12,234	6,118	51.22	1/18/2022
Michael J. Stevens	49,906	—	12.755	2/18/2019	148,803	4,910,499
	7,716	—	34.31	1/26/2020
	9,370	—	60.285	1/18/2021
	3,693	1,847	51.22	1/18/2022
Mark R. Williams	2,572	—	34.31	1/26/2020	127,819	4,218,027
	7,028	—	60.285	1/18/2021
	3,232	1,616	51.22	1/18/2022
Rick A. Ross	8,318	—	12.755	2/18/2019	89,777	2,962,641
	2,572	—	34.31	1/26/2020
	4,100	—	60.285	1/18/2021
	1,154	577	51.22	1/18/2022
Peter W. Hagist	2,572	—	34.31	1/26/2020	74,860	2,470,380
	3,514	—	60.285	1/18/2021
James T. Brown	2,572	—	34.31	6/17/2015	—	—
	13,178	—	60.285	6/17/2015
	6,463	—	51.22	6/17/2015

(1)	Reflects unvested stock options held by our named executive officers as of December 31, 2014 that have time-based vesting. These stock options will vest on the date set forth below as follows if the named executive officer has remained in continuous employment through each such date:

Name	1/18/15
James J. Volker	6,118
Michael J. Stevens	1,847
Mark R. Williams	1,616
Rick A. Ross	577

(2)	Reflects unvested shares of restricted common stock held by our named executive officers as of December 31, 2014 that have performance-based vesting. These shares will vest on various dates as follows if the performance objectives are satisfied and if the named executive officer has remained in continuous employment through each such date:

Name	1/7/15	1/8/15	1/18/15	1/7/16	1/8/16	1/8/17
James J. Volker	66,638	65,188	40,464	66,638	65,188	65,188
Michael J. Stevens	26,800	26,075	16,978	26,800	26,075	26,075
Mark R. Williams	21,006	24,320	12,847	21,006	24,320	24,320
Rick A. Ross	14,487	17,551	8,150	14,487	17,551	17,551
Peter W. Hagist	13,038	13,790	7,414	13,038	13,790	13,790

After the December 31, 2014 reporting date of this table, the remaining unvested shares granted in the 2012 plan year that are represented in the table as vesting on January 18, 2015, did not vest due to the fact the performance criteria were not satisfied and all of these shares were forfeited.

(3)	Reflects the value of unvested shares of restricted common stock held by our named executive officers as of December 31, 2014 measured by the closing market price of our common stock on December 31, 2014, which was $33.00 per share. This value includes the value of 2012 plan year shares that did not vest and were forfeited (see footnote (2) above).

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises and restricted stock awards vested during 2014 for our named executive officers.

	Option Awards			Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)		Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James J. Volker	75,000	(2)	5,441,625	107,102	6,361,408
Michael J. Stevens	—		—	43,778	2,600,351
Mark R. Williams	—		—	33,853	2,010,741
Rick A. Ross	—		—	22,637	1,344,429
Peter W. Hagist	—		—	20,452	1,214,675
James T. Brown	33,270		496,022	56,047	3,328,985

(1)	Reflects the number of shares of restricted common stock held by our named executive officers that vested during 2014 valued at the closing market price of our common stock on the applicable vesting dates.
(2)	Mr. Volker has agreed to hold these shares until he ceases to be our chairman and chief executive officer, including as a result of his retirement.

Potential Payments Upon Termination or Change in Control

The following tables disclose potential payments and benefits under our compensation benefit plans and agreements to which the named executive officers in each situation in the tables below assuming that the termination of employment and/or change in control of our company occurred at December 31, 2014, the last business day of our fiscal year, and that our common stock was valued at the closing market price as of that date of $33.00. A table is not included for Mr. Brown who retired in June 2014 as he did not receive any payments or benefits in connection with his retirement. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and therefore the actual amounts would vary from the estimated amounts in the tables below. In addition, the amount of payments and benefits that named executive officers would actually receive may be materially less than the estimated amounts in the tables below because all such amounts in the tables below are on a pre-tax basis.

Descriptions of the circumstances that would trigger payments or benefits to the named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such plans and agreements, as well as other material assumptions we have made in calculating the estimated compensation, follow these tables.

James J. Volker	Termination of by Death or Disability ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control ($)	Change in Control and Termination by Company without Cause or by Executive for Good Reason ($)
Severance	—	—	2,600,000	—	3,400,000
Pro Rata Target Bonus	—	—	1,000,000	—	1,000,000
Vesting of Restricted Stock(1)	—	—	—	9,604,049	9,604,049
Vesting of Stock Options	—	—	—	0	0
Insurance	—	—	50,952	—	67,936

Pre-Tax Total	—	—	3,650,952	9,604,049	14,071,985

(1)	Includes $1,335,312 attributable to the remaining one-third of the performance-based restricted stock awards granted in 2012 that did not vest and were forfeited subsequent to December 31, 2014 and, as a result, would not vest upon any change in control.

Michael J. Stevens	Termination of by Death or Disability ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control ($)	Change in Control and Termination by Company without Cause or by Executive for Good Reason ($)
Severance	—	—	920,000	—	1,380,000
Pro Rata Target Bonus	—	—	460,000	—	460,000
Vesting of Restricted Stock(1)	—	—	—	3,901,475	3,901,475
Vesting of Stock Options	—	—	—	0	0
Insurance	—	—	39,810	—	53,080

Pre-Tax Total	—	—	1,419,810	3,901,475	5,794,555

(1)	Includes $560,274 attributable to the remaining one-third of the performance-based restricted stock awards granted in 2012 that did not vest and were forfeited subsequent to December 31, 2014 and, as a result, would not vest upon any change in control.

Mark R. Williams	Termination of by Death or Disability ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control ($)	Change in Control and Termination by Company without Cause or by Executive for Good Reason ($)
Severance	—	—	855,000	—	1,305,000
Pro Rata Target Bonus	—	—	405,000	—	405,000
Vesting of Restricted Stock(1)	—	—	—	3,022,633	3,022,633
Vesting of Stock Options	—	—	—	0	0
Insurance	—	—	43,980	—	58,640

Pre-Tax Total	—	—	1,303,980	3,022,633	4,791,273

(1)	Includes $423,951 attributable to the remaining one-third of the performance-based restricted stock awards granted in 2012 that did not vest and were forfeited subsequent to December 31, 2014 and, as a result, would not vest upon any change in control.

Rick A. Ross	Termination of by Death or Disability ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control ($)	Change in Control and Termination by Company without Cause or by Executive for Good Reason ($)
Severance	—	—	855,000	—	1,305,000
Pro Rata Target Bonus	—	—	405,000	—	405,000
Vesting of Restricted Stock(1)	—	—	—	2,028,163	2,028,163
Vesting of Stock Options	—	—	—	0	0
Insurance	—	—	51,522	—	68,696

Pre-Tax Total	—	—	1,311,522	2,028,163	3,806,859

(1)	Includes $268,950 attributable to the remaining one-third of the performance-based restricted stock awards granted in 2012 that did not vest and were forfeited subsequent to December 31, 2014 and, as a result, would not vest upon any change in control.

Peter W. Hagist	Termination of by Death or Disability ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control ($)	Change in Control and Termination by Company without Cause or by Executive for Good Reason ($)
Severance	—	—	836,000	—	1,276,000
Pro Rata Target Bonus	—	—	396,000	—	396,000
Vesting of Restricted Stock(1)	—	—	—	1,832,217	1,832,217
Vesting of Stock Options	—	—	—	0	0
Insurance	—	—	39,609	—	52,812

Pre-Tax Total	—	—	1,271,609	1,832,217	3,557,029

(1)	Includes $244,662 attributable to the remaining one-third of the performance-based restricted stock awards granted in 2012 that did not vest and were forfeited subsequent to December 31, 2014 and, as a result, would not vest upon any change in control.

Executive Employment and Severance Agreements

We have entered into an Executive Employment and Severance Agreement (the “Employment Agreement”) with each of our executive officers effective January 1, 2015. The Compensation Committee approved the terms of the Employment Agreement based on its independent compensation consultant’s analysis of the market.

The Employment Agreement has an initial term ending on December 31, 2015 and renews automatically for successive one year terms unless either party provides written notice to the other party at least 180 days prior to the end of a term. The Employment Agreement provides that the executive officer is entitled to a base salary as in effect on the date of the Employment Agreement, subject to increase, but not decrease, as may be determined by the Compensation Committee, and to participate in cash and equity incentive plans and employee benefit plans that we generally provide to our senior executives. The Employment Agreement also provides that the executive officer is entitled to certain severance payments and other benefits upon a qualifying employment termination, including after we experience a Change of Control (as defined below).

If such executive officer’s employment is terminated without Cause (as defined below) or for Good Reason (as defined below) prior to the end of the employment term, the executive officer will be entitled to accrued but unpaid benefits, including a pro rata portion of the current year’s target annual bonus, and a lump sum severance benefit equal to the executive officer’s base salary multiplied by one, or two in the case of the Chief Executive Officer, plus the target bonus for the year in which the termination occurs. If such termination occurs within two years following a Change of Control, the multiplier of base salary described in the previous sentence is increased to two, or three in the case of the Chief Executive Officer. Due to Section 409A of the Internal Revenue Code, the severance payment will not be paid to the executive officer until six months after the executive officer’s termination except in certain circumstances. Additionally, until the earlier of 18 months following a qualified termination (or 24 months if such termination follows a Change of Control) or such time as the executive officer has obtained new employment and is covered by benefits at least equal in value, such executive officer will continue to be covered, at our expense, by the same or equivalent life insurance, hospitalization, medical, dental and vision coverage as such executive officer received prior to termination. To receive the foregoing benefits, the executive officer must execute and deliver to us (and not revoke) a general release of claims.

The Employment Agreement also provides an executive officer with the following after a Change of Control has occurred: (i) the executive officer’s employment term is automatically extended for a two-year period; (ii) accelerated vesting of the executive officer’s restricted stock, stock options and performance shares; (iii) the same base salary and a bonus opportunity at least equal to 100% of the prior year’s target award and with the same general probability of achieving performance goals as was in effect prior to the Change of Control; and (iv) participation in salaried and executive officer benefit plans that provide benefits, in the aggregate, at least as great as the benefits being provided prior to the Change of Control. The Employment Agreement also provides that, upon a termination after a Change of Control, if any portion of the executive officer’s termination payment would constitute an “excess parachute payment,” then the termination payment made to the executive officer will either be made in full or reduced to the greatest amount such that no portion of the termination payment would be subject to excise tax, whichever results in the receipt by the executive officer of the greatest benefit on an after-tax basis. The Employment Agreements do not provide for an excise tax gross-up payment.

The Employment Agreement also provides that the executive officer is subject to a customary confidentiality covenant and, for one year following termination of employment (or two years if the termination is after a Change of Control), customary covenants not to solicit and not to compete with our business in our material plays or fields.

“Change of Control” is defined in the Employment Agreements as the occurrence any of the following:

•	any person, with certain exceptions, is or becomes the beneficial owner of our securities representing at least 20% of the combined voting power of our outstanding voting securities;

•

individuals who were directors as of the date of the Employment Agreement and any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the directors then in office who were either directors on the date of the Employment Agreement or whose appointment or election was previously so approved or recommended cease to constitute a majority of our directors;

•	we consummate a merger, consolidation or share exchange with any other corporation, except for certain transactions that do not result in another person acquiring control of us; or

•	we are liquidated or dissolved or, with certain exceptions, sell all or substantially all of our assets.

“Cause” is defined in the Employment Agreements as a good faith finding by the board of directors that the executive officer has:

•	failed, neglected, or refused to perform the lawful employment duties related to his position or that we have assigned to him (other than due to disability);

•	committed any willful, intentional, or grossly negligent act having the effect of materially injuring our interest, business, or reputation;

•

violated or failed to comply in any material respect with our published rules, regulations, or policies and such violation or failure has the effect of materially injuring the our interest, business, or reputation;

•	committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty;

•	misappropriated or embezzled any of our property (whether or not an act constituting a felony or misdemeanor); or

•	breached any material provision of the Employment Agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with us.

“Good Reason” is defined in the Employment Agreements as the occurrence of any of the following without the executive officer’s consent:

•	a material diminution in the executive officer’s authority, duties or responsibilities;

•	a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive officer is required to report;

•	a material diminution in the budget over which the executive officer retains authority;

•	a material change in the geographic location at which the executive officer must perform services; or

•	we materially breach any provision of the Employment Agreement.

Restricted Stock Agreements

When we make grants of restricted stock under our Equity Incentive Plan to our executive officers, including the named executive officers, we enter into restricted stock agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our company. If an executive officer ceases to be employed by us for any reason, including death, then the shares of restricted stock that have not yet become fully vested will automatically be forfeited. Effective upon a change in control of our company, the shares of restricted stock will fully vest and the restrictions imposed on the restricted stock will immediately lapse. “Change in control” is defined in our Equity Incentive Plan the same as in the Employment Agreements.

The amounts in the tables above include the value attributable to unvested restricted stock held by our named executive officers valued at the closing price of our common stock on December 31, 2014. Subsequent to December 31, 2014, the remaining one-third of the performance-based restricted stock awards granted in 2012 that did not vest and were forfeited and, as a result, would not vest upon any change in control (see footnotes (2) and (3) to the table captioned “Outstanding Equity Awards at 2014 Year-End”).

Stock Option Agreements

When we make grants of options to acquire our common stock under our Equity Incentive Plan to our executive officers, including the named executive officers, we enter into stock option agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our company. If an executive officer ceases to be employed by us for any reason, including death, then the stock options that have not yet become fully vested will automatically be forfeited. Effective upon a change in control of our company, the stock options will fully vest and the restrictions imposed on the stock options will immediately lapse. “Change in control” is defined in our Equity Incentive Plan the same as in the Employment Agreements.

No amounts are included in the tables above for unvested stock options held by our named executive officers because the closing price of our common stock on December 31, 2014 exceeded the exercise price of the unvested options.

Proposal 2 — Advisory Vote on the Compensation of Our Named Executive Officers

The Board proposes that our stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation Tables” contained in this proxy statement.

Executive compensation is an important matter to us, our Board, our Compensation Committee and our stockholders. At the 2011 meeting, we also held a non-binding, advisory stockholder vote on the frequency of future advisory stockholders votes on the compensation of our named executive officers. In keeping with the recommendation of the Board, our stockholders expressed a preference that advisory stockholder votes on the compensation of our named executive officers be held on an annual basis and, as previously disclosed, the Board determined to hold an advisory vote on the compensation of the named executive officers every year until the next required advisory vote on the frequency of future advisory votes. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders again to vote, on a non-binding, advisory basis, on a resolution approving the compensation of our named executive officers as disclosed under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation Tables” contained in this proxy statement.

As we describe in detail under “Compensation Discussion and Analysis,” we have designed our executive compensation programs to advance the core principles of supporting our business strategy of achieving meaningful growth in free cash flow, production of oil and natural gas and proved reserves of oil and natural gas and increasing long-term value appreciation in our common stock. We utilize our executive compensation program to attract and retain highly qualified and experienced employees, motivate them to achieve and advance and reward them for outstanding performance based on the six performance factors set forth in “Compensation Discussion and Analysis” above.

The Compensation Committee has overseen the development and implementation of our executive compensation program in line with these core compensation principles. The Compensation Committee also continuously reviews, evaluates and updates our executive compensation program to seek to provide rewards for individual performance compared to goals established by our chief executive officer in the annual performance appraisal for each named executive officer other than the chief executive officer and performance evaluations conducted by the Compensation Committee in the case of the chief executive officer and corporate results and encourage an ownership mentality among our executives and other key employees.

During 2014, the Compensation Committee took actions to significantly revise our executive compensation program in response to stockholder feedback and our 2014 say on pay vote as described in “Compensation and Analysis — Our 2014 Say on Pay Vote and Engagement with Our Stockholders” and “Compensation Discussion and Analysis — Our Response to Stockholder Feedback: Significant Changes to Our Executive Compensation Program.” The Compensation Committee’s compensation actions demonstrate our continued commitment to align executive compensation with stockholders’ interests while providing competitive compensation to attract, motivate and retain our named executive officers and other key talent. We will continue to review and adjust our executive compensation programs with these goals in mind to continually seek the long-term success of our company and generate increased long-term value to our stockholders.

The Board and the Compensation Committee request the support of our stockholders for the compensation of our named executive officers as disclosed in this proxy statement. This advisory vote on the compensation of our named executive officers gives our stockholders the opportunity to make their opinions known about our executive compensation programs. As we seek to align our executive compensation program with the interests of our stockholders while continuing to retain key talented executives that drive our company’s success, we ask that our stockholders approve the compensation of our named executive officers as disclosed in this proxy statement.

This vote on the compensation of our named executive officers is advisory and not binding on us, the Board or the Compensation Committee. Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Compensation Committee and the Board will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

The Board recommends a vote FOR the compensation of our named executive officers as disclosed under “Compensation Discussion and Analysis” and the accompanying compensation tables under “Executive Compensation” contained in this proxy statement.

AUDIT MATTERS

Audit Committee Report

The Audit Committee provides the following report:

•

We discussed with the independent auditors their independence and the matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board. The independent auditors provided us with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee.

•

Prior to their publication, we reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2014, the related audit report, the related certifications of the Company’s chief executive officer and chief financial officer, and the applicable management’s discussion and analysis. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the fairness of the presentation of audited financial statements in conformity with accounting principles generally accepted in the United States.

•

We recommended to the Board, based on the reviews and discussions described above, that the material reviewed above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Philip E. Doty, Chairperson

Thomas L. Aller

Michael B. Walen

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

Deloitte & Touche LLP has served as our independent auditors since 2003 and the Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2015. The Board recommends to the stockholders the ratification of the selection of Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for 2015.

Stockholder ratification of the appointment of our independent registered public accounting firm is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will, in its discretion, consider whether or not to retain Deloitte & Touche LLP or to select another independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interests of us and our stockholders.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees and Services

The following table presents fees for audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for the years ended December 31, 2014 and 2013 and fees for other permitted services rendered by Deloitte & Touche LLP during those periods:

	2014	2013
Audit Fees	$810,000	$760,000
Audit-Related Fees(1)	567,290	537,465
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,377,290	$1,297,465

(1)	For 2014, fees related to the audit of our 401(k) Plan, work performed in connection with registration statements and joint proxy statement filings, and an agreed-upon procedures engagement. For 2013, fees related to the audit of our 401(k) Plan, audits of certain oil and gas properties in connection with their sale, and work performed in connection with registration statements.

The Audit Committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may delegate authority to one or more of its members when appropriate to grant such pre-approvals, provided that decisions of such member or members to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In addition, the Audit Committee pre-approves particular services, subject to certain monetary limits, after the Audit Committee is presented with a schedule describing the services to be approved. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

STOCKHOLDER PROPOSALS

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement for the 2016 annual meeting of stockholders, the proposal must be received at our principal executive offices at 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300 by December 22, 2015. The proposal should be sent to the attention of our Corporate Secretary. Such a proposal must meet the stockholder eligibility and other requirements of the SEC.

A stockholder who otherwise intends to present business or nominate persons for election as directors at the 2016 annual meeting must comply with the requirements set forth in our by-laws. Among other things, to present business or nominate persons for elections as directors at an annual meeting, a stockholder must give written notice thereof, complying with the by-laws, to our Corporate Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary date of the 2015 annual meeting of stockholders (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the by-laws, if we do not receive notice of a stockholder proposal submitted otherwise than pursuant to SEC rules (i.e., proposals stockholders intend to present at the 2016 annual meeting but do not intend to include in our proxy statement for such meeting) during the time period between the close of business on February 3, 2016 and the close of business on March 4, 2016, then the notice will be considered untimely and we will not be required to present such proposal at the 2016 annual meeting. If the Board chooses to present such proposal at the 2016 annual meeting, then the persons named in proxies solicited by the Board for the 2016 annual meeting may exercise discretionary voting power with respect to such proposal.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 AM Eastern Time on June 2, 2015.

Vote by Internet • Go to www.envisionreports.com/WLL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

q  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  q

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, and FOR Proposals 2, and 3.
1.	Election of Directors:	For	Withhold		For	Withhold	+
	01 - James J. Volker*	☐	☐	02 - William N. Hahne*	☐	☐

* for terms expiring at the 2018 Annual Meeting and until their successors are duly elected and qualified.

		For	Against	Abstain			For	Against	Abstain
2.	Approval of Advisory Resolution on Compensation of Named Executive Officers.	☐	☐	☐	3.	Ratification of Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm for 2015.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¡	1UPX	+

022GTB

q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

Proxy — Whiting Petroleum Corporation

2015 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James J. Volker and Bruce R. DeBoer, and each of them, as proxies, with full power of substitution (to act jointly or if only one acts then by that one), for the undersigned at the Annual Meeting of Stockholders of Whiting Petroleum Corporation to be held on Tuesday, June 2, 2015, at 10:00 A.M., local time, in the Grand Hyatt Denver Capitol Peak Ballroom, located on the 38th Floor at 555 17th Street, Denver, Colorado 80202, or any adjournments or postponements thereof, to vote thereat as designated on the reverse side of this card all of the shares of Common Stock of Whiting Petroleum Corporation held of record by the undersigned on April 8, 2015 as fully and with the same effect as the undersigned might or could do if personally present at said Annual Meeting or any adjournments or postponements thereof, hereby revoking any other proxy heretofore executed by the undersigned for such Annual Meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the director nominees listed, FOR the approval of the advisory resolution on compensation of named executive officers, and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.